UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smithfield Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SMITHFIELD FOODS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 1, 2010

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia, at 2:00 p.m. local time, on September 1, 2010, for the following purposes:

1. To elect as directors the three nominees named in the attached proxy statement to serve a three-year term on the Company’s Board of Directors;

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 1, 2011;

3. To consider a shareholder proposal regarding controlled-atmosphere killing, if presented;

4. To consider a shareholder proposal regarding the adoption of quantitative goals for reducing greenhouse gas emissions, if presented; and

5. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on June 30, 2010 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, please vote your proxy as soon as possible, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

Smithfield, Virginia

August 2, 2010

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 1, 2010

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”) in connection with the solicitation by the Board of Directors of Smithfield Foods, Inc., a Virginia corporation (“Smithfield,” the “Company,” “we,” “us,” and “our”), of proxies to be voted at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the Proxy Materials to shareholders on or about August 2, 2010.

2. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on September 1, 2010 at 2:00 p.m., local time, at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia. The meeting room will open at 1:30 p.m. and registration will begin at that time. Shareholders who are entitled to vote may attend the meeting, as well as our invited guests. Each shareholder is permitted to bring one guest.

3. What do I need to attend the Annual Meeting?

Shareholders of Record. If you are a Shareholder of Record and plan to attend the meeting, please bring the admission ticket attached to your proxy card and photo identification. Shareholders of Record who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Beneficial Owners. If you are a Beneficial Owner, you will not receive an admission ticket with your voting instruction card. Therefore, if you plan to attend the meeting, you must present proof of your ownership of Smithfield shares as of June 30, 2010, such as a bank or brokerage account statement, and photo identification. If you wish to vote at the meeting, you must also bring a legal proxy.

The answer to Question 4 describes the terms “Shareholder of Record” and “Beneficial Owner.”

4. What is the difference between holding shares as a Shareholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Shareholder of Record.” Smithfield sent the Proxy Materials directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “Street Name” and you are considered the “Beneficial Owner.” The Proxy Materials have been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 14 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

5. What proposals are being presented for shareholder vote at the Annual Meeting?

There are two proposals from Smithfield to be considered and voted on at the meeting:

1. Proposal 1: To elect three directors named in this proxy statement to serve three-year terms (see page 6); and

2. Proposal 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 1, 2011 (see page 61).

In addition, there are two proposals from shareholders:

3. Proposal 3: To consider a shareholder proposal from the Humane Society of the United States (the “Humane Society”) encouraging the Company to issue a statement to Butterball LLC urging the phase-in of controlled-atmosphere killing (“CAK”) (see page 62); and

4. Proposal 4: To consider a shareholder proposal from Calvert Asset Management Company on behalf of the Summit S&P Mid Cap Index Portfolio (“Calvert”) requesting the Company to adopt quantitative goals for reducing total greenhouse gas emissions from operations (see page 64).

6. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of directors named in this proxy statement, (2) “FOR” the ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 1, 2011, (3) “AGAINST” the shareholder proposal from the Humane Society, and (4) “AGAINST” the shareholder proposal from Calvert.

7. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

8. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock as of the close of business on the record date, June 30, 2010. Each share of common stock is entitled to one vote and there is no cumulative voting. As of June 30, 2010, we had 166,013,232 shares of common stock outstanding. Both Virginia law and our Bylaws require our Board to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements of the meeting.

9. How many votes must be present to hold the Annual Meeting?

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting, or 83,006,617 shares, must be present in person or by proxy to hold the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

10. How many votes are needed to approve the proposals?

Proposal 1: The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. Abstentions and Broker Shares that are not voted are not considered cast for or against a director nominee and, therefore, will have no effect on the outcome. Each of the three nominees would be appointed to a three-year term. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors.

Proposal 2: The number of votes cast in favor of the ratification of the selection of Ernst & Young LLP as independent auditors must be greater than the votes cast against ratification. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

Proposals 3 and 4: The number of votes cast in favor of a shareholder proposal must be greater than the votes cast against the shareholder proposal. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

11. How do I vote?

By Mail: Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a Shareholder of Record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a Beneficial Owner, please also see Question 14 below.

By Internet or by Telephone: If you are a Shareholder of Record, instead of mailing your proxy card, you may vote your proxy by the Internet or by telephone. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on September 1, 2010. To vote by the Internet, go to www.envisionreports.com/SFD and follow the steps outlined on the secured website. To vote by telephone, call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is no charge to you for the call. Please follow the instructions provided by the recorded message. When voting by the Internet or telephone, please have your proxy card handy because you will need the validation details that are located on the proxy card in order to cast your vote. If you vote by Internet or by telephone, you do not need to mail your proxy card.

In person at the Annual Meeting: All shareholders may vote in person at the Annual Meeting. If you are a Beneficial Owner, you must obtain a legal proxy from your broker, bank or other Shareholder of Record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

12. What can I do if I change my mind after I vote my shares?

If you are a Shareholder of Record, you can revoke your proxy before it is exercised by (1) sending written notice to our Secretary, (2) timely delivering a valid, later-dated proxy, (3) voting again over the Internet or by telephone prior to 2:00 a.m., Eastern Time, on September 1, 2010 or (4) voting by ballot at the Annual Meeting.

If you are a Beneficial Owner, you may submit new voting instructions by contacting your bank, broker or other Shareholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 11.

13. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of each of the director nominees named in this proxy statement, (2) “FOR” the ratification of Ernst & Young LLP as our independent auditors, (3) “AGAINST” the shareholder proposal from the Humane Society, (4) “AGAINST” the proposal from Calvert, and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. If you are a Beneficial Owner, see Question 14 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding sentence, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

14. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Shareholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the approval of each of the shareholder proposals are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the Beneficial Owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.

15. What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Each proxy card you receive should be voted by Internet, telephone or mail.

16. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask Shareholders of Record who are brokerage firms, custodians and fiduciaries to forward proxy material to the Beneficial Owners of such shares and upon request we will reimburse such Shareholders of Record for the customary costs of forwarding the proxy material. We have retained Georgeson & Company Inc. to assist in the solicitation of proxies and anticipate that this will cost us $8,000 plus expenses.

17. May shareholders ask questions at the Annual Meeting?

Yes. The chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the meeting. Shareholders will not be able to make statements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of twelve directors, who are divided into three classes with staggered terms. Director Ray A. Goldberg will not stand for re-election at the Annual Meeting and will step down from the Board when his term ends immediately prior to the Annual Meeting. Simultaneously with Mr. Goldberg’s departure from the Board, the size of the Board of Directors will be reduced by one to a total of eleven directors. The Board intends to appoint Mr. Goldberg to the position of Director Emeritus.

The terms of John T. Schwieters and Melvin O. Wright will expire at the time of the Annual Meeting. Director Carol T. Crawford, whose current term does not expire until the Annual Meeting in 2011, has agreed to run for re-election at the 2010 Annual Meeting in order to keep the three classes of directors as nearly equal size as possible, as required by the Company’s Bylaws. Following the recommendation of the Nominating and Governance Committee, the Board recommends the re-election of Ms. Crawford, Mr. Schwieters and Mr. Wright to the Board of Directors for three-year terms.

All the nominees have indicated their willingness to serve if elected. If at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate. Although Mr. Wright has been nominated to serve a three-year term, it is Mr. Wright’s intention to retire from the Board once he has successfully transitioned his responsibilities as Chair of the Board’s Pension and Investment Committee. Therefore, it is unlikely that he will serve as a member of the Board for the complete term.

In June 2010, we amended our Bylaws to require directors be elected by a majority of the votes cast unless the election is contested, in which case directors are elected by a plurality of the votes cast. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. If shareholders do not re-elect a nominee who is serving as a director, Virginia law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws, if an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the Nominating and Governance Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the Nominating and Governance Committee or the Board relating to the resignation.

The information set forth below includes, with respect to each nominee for election as director and each director whose term of office does not expire this year, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company, and directorships held by each at other public companies during the past five years. In addition to the information presented below regarding each individual’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Director Qualifications and Information	Director Since
Hon. Carol T. Crawford (67)	2000

Ms. Crawford is an attorney and an international trade consultant. She formerly served as Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990. She also served as Associate Director of the White House Office of Management and Budget from 1985 through 1989. She currently serves on the Board of Trustees of Torray Fund, a publicly-held mutual fund.

Ms. Crawford has extensive public policy and governmental affairs experience, including her work on international trade matters. Further, Ms. Crawford’s background of governmental service and her legal experience are helpful as the Company’s operations are subject to various governmental regulations.

John T. Schwieters (70)	2001

Mr. Schwieters is Senior Advisor of Perseus L.L.C., a merchant bank and private equity fund management company, since 2009, after serving as Vice Chairman from 2000 to 2009. From 1989 to 2000, Mr. Schwieters served as Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP. He is a director of Danaher Corporation and Choice Hotels International, Inc. and within the past five years has also served as a director of Union Street Acquisition Corp. and Manor Care, Inc.

Mr. Schwieters has extensive knowledge and experience in the areas of public accounting, tax accounting and finance, as he led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region. He also has extensive public company board experience having chaired the Audit Committees of several public companies, including current service as chair of the Audit Committees of Danaher Corporation and Choice Hotels International, Inc.

Melvin O. Wright (82)	2000

Although now a private investor, Mr. Wright formerly was an Advisor to PrimeCorp Finance, a Paris merchant bank until 2005, and prior to 1992, a senior executive and director of Dean Witter Reynolds (now Morgan Stanley).

Mr. Wright has over 35 years of experience in investments and management as a senior executive and director of a large financial services company. His investment experience is particularly relevant and valuable as Chair of the Pension and Investment Committee. He is also one of our two “audit committee financial experts.”

Recommendation

Our Board of Directors recommends that you vote “FOR” the election of these three directors to three-year terms.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2011 ANNUAL MEETING OF

SHAREHOLDERS

Director Qualifications and Information	Director Since
Robert L. Burrus, Jr. (75)	1996
Mr. Burrus has been Chairman Emeritus and Senior Partner in the law firm of McGuireWoods LLP, Richmond, Virginia since 2007. He served as Chairman and Partner of McGuireWoods LLP from 1990 to 2006.

Mr. Burrus has expertise in corporate transactions and corporate governance issues, from his service as counsel to numerous public companies, boards and non-management directors. Further, Mr. Burrus has had significant leadership and governance experience as the former Chairman of his law firm and having served on a number of other public company boards.

David C. Nelson (51)	2008

Mr. Nelson currently serves as Global Strategist, Animal Protein, Grains and Oilseeds for the Food & Agribusiness Research Advisory group at Rabobank International, the wholesale banking and international rural and retail banking divisions of Rabobank Group. Previously he was a Portfolio Manager of Altima One World Agriculture Fund, an affiliate of Altima Partners which is a European hedge fund manager, from 2008 until July 2010. Additionally, Mr. Nelson served as an analyst and Managing Director of Credit Suisse from 1997 to 2007 and as Assistant Director of Research and Managing Director of NatWest Markets from 1990 to 1997. Mr. Nelson has also served on a number of advisory boards, including to the U.S. Census of Agriculture, National Soybean Processors Association, National Pork Board and U.S. Feed Grains Council.

Mr. Nelson brings valuable insight to the Board as an agribusiness analyst in the animal protein and grains industry, as well as his expertise regarding the commodities markets. In addition, the Board values Mr. Nelson’s knowledge of Wall Street and the capital markets.

Gaoning Ning (51)	2008

Since 2004, Mr. Ning has served as Chairman of COFCO Corporation (formerly COFCO Limited), a state-owned enterprise and leading grain, oil and food stuffs import and export group in China, as well as one of its largest food manufacturers. Previously, Mr. Ning held various positions including director, general manager and Vice Chairman of China Resources (Holdings) Company Limited, and was Chairman of China Resources Enterprises, Limited from May 1999 to December 2004.

Mr. Ning’s background in a variety of senior management roles in the food manufacturing industry provides expertise in industry, leadership and operational matters. In addition, Mr. Ning’s knowledge of an important export market for the Company, China, as well as his expertise in international trade and import/export business matters add to his unique mix of expertise on matters relevant to the Company.

Frank S. Royal, M.D. (70)	2002

Dr. Royal has been a physician since 1969. He is a director of SunTrust Banks, Inc. and Dominion Resources, Inc. and within the past five years has also served as a director of HCA, Inc., Chesapeake Corporation and CSX Corporation.

Dr. Royal has significant experience and knowledge of the requirements, rules, issues and concerns that a public company faces. He has extensive public company board experience with significant leadership positions on the various boards that he has served, including service on the boards of several Fortune 500 companies. He currently serves on the Audit and Compensation Committee of SunTrust Banks, Inc. and is the chairman of the Compensation, Governance and Nominating Committee at Dominion Resources, Inc.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Director Qualifications and Information	Director Since
Joseph W. Luter, III (71)	1975

Mr. Luter, III has served as Chairman of the Board since 1975 and Consultant to the Company since 2006. He previously served as Chairman of the Board and Chief Executive Officer of the Company from 1975 to 2006.

Mr. Luter, III is uniquely qualified to serve as a member of the Company’s Board of Directors due to his unmatched operational and leadership experience with the Company and deep knowledge in the meat processing and hog producing industry from his service as our CEO for over thirty years during which time the Company transformed from a small regional company to a Fortune 200 company with significant international operations.

Mr. Luter, III is the father of Joseph W. Luter, IV, one of our executive officers.

Wendell H. Murphy Sr. (71)	2000

Although now a private investor, Mr. Murphy previously was Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc. of Rose Hill, North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000. Mr. Murphy also served as director of the Company from 1991 to 1998.

Mr. Murphy’s qualifications to serve as director include decades of industry and leadership experience in the hog production industry as the founder of Murphy Family Farms which, at the time the Company bought it, was one of the largest hog production businesses in the country. Mr. Murphy, as a former member of the North Carolina legislature, also brings public affairs expertise and a state government background. The Board also benefits from his entrepreneurial experience and spirit.

C. Larry Pope (55)	2006

Mr. Pope has served as President and Chief Executive Officer of the Company since 2006. He previously served as President and Chief Operating Officer of the Company from 2001 to 2006 and Vice President and Chief Financial Officer from 2000 to 2001.

Mr. Pope’s nearly thirty year career at the Company spans a variety of senior management roles and responsibilities which bring an in-depth knowledge of the Company and experience in operational, finance, accounting and risk management matters. Further, as the Company’s CEO, Mr. Pope has expertise in corporate strategy and organizational acumen.

Hon. Paul S. Trible, Jr. (63)	2007
Mr. Trible has served as President of Christopher Newport University since 1996. He served as U.S. Senator from 1983 to 1989 and as Member of U.S. House of Representatives from 1977 to 1983.

Mr. Trible has leadership experience as president of a public liberal arts university with an enrollment of 4,800 students for fourteen years and as U. S. Senator and U.S. Congressman. The Board also benefits from his public policy expertise and first hand knowledge of the workings of state and federal government.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1)(2)($)	Stock awards (1)(2)($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)		Total ($)
Joseph W. Luter, III	69,000	18,855	—	—	(3)	1,040,401	(4)	1,128,256
Robert L. Burrus, Jr.	64,000	18,855	—	—	—	—		82,855
Hon. Carol T. Crawford	96,000	18,855	—	—	—	—		114,855
Ray A. Goldberg	87,000	18,855	—	—	—	—		105,855
Wendell H. Murphy, Sr.	68,000	18,855	—	—	—	—		86,855
David C. Nelson	68,000	18,855	—	—	—	—		86,855
Gaoning Ning	64,000	18,855	—	—	—	—		82,855
C. Larry Pope	—	—	—	—	—	—		—
Frank S. Royal, M.D.	111,000	18,855	—	—	—	—		129,855
John T. Schwieters	112,000	18,855	—	—	—	—		130,855
Hon. Paul S. Trible, Jr.	77,750	18,855	—	—	—	—		96,605
Melvin O. Wright	107,000	18,855	—	—	—	—		125,855
Paul J. Fribourg(5)	16,500	18,855	—	—	—	—		35,355

(1)  Pursuant to the Company’s 2008 Incentive Compensation Plan (“2008 Plan”), each non-employee director is entitled to defer all or a part of his or her director fees and receive, in lieu thereof, deferred stock units entitling the director to receive shares of our common stock at a future date or dates. For those directors electing to receive all or a portion of such fees as deferred units, the number of deferred stock units received is equal to the amount of fees deferred divided by the market price of the common stock. Deferred fees, if any, are included in the “Fees earned or paid in cash” column. Included in the “Stock awards” column is the aggregate grant date fair value of the 1,500 deferred stock units granted annually to each named director pursuant to the 2008 Plan, computed in accordance with FASB ASC Topic 718. Each director is fully vested in the deferred stock units received pursuant to fee deferrals or the annual grant.

(2)  The aggregate number of deferred stock units held by each current director as of June 30, 2010 was as follows: Mr. Luter, III—10,251; Mr. Burrus—25,642; Ms. Crawford—25,811; Mr. Goldberg—11,931; Mr. Murphy—24,215; Mr. Nelson—8,574; Mr. Ning—8,338; Dr. Royal—8,000; Mr. Schwieters—14,334; Mr. Trible—4,500; and Mr. Wright—17,499.

(3)  Following his termination of employment as Chief Executive Officer in August 2006, Mr. Luter, III began receiving his tax-qualified and non-tax qualified pension benefits. In fiscal 2010, there was an increase of $681,392 in the present value of his accumulated benefits under the Smithfield Foods Pension Plan, and a decrease of $7,888,780 in the present value of his accumulated benefits under the Supplemental Pension Plan. The present value of his accumulated benefits under the Smithfield Foods Pension Plan increased in fiscal 2010 due to a decrease in the interest rate that is used to measure the present value of accumulated benefits. The interest rate decreased from 8.25% to 6.00%.

(4)  Includes $1,000,000 in fees paid pursuant to a consulting agreement and $40,401 in perquisites. See “Related Party Transactions—Transactions—Joseph W. Luter, III” on page 53 for further discussion of the consulting agreement. The perquisites consist of $40,401 for a company-leased automobile (calculated using 100% of the lease cost, repairs, maintenance and fees of the automobile).

(5)  Mr. Fribourg resigned from the Board of Directors effective September 14, 2009.

Discussion of Director Compensation

The Nominating and Governance Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Nominating and Governance Committee and approved by the Board of Directors. Except for the change in the Chairman’s compensation detailed below, non-employee director compensation has not changed since fiscal 2008.

Non-employee directors are entitled to receive the following cash consideration for their services:

•	an annual retainer of $50,000,

•	an additional annual retainer of $10,000 for the chair of the Audit Committee,

•	an additional annual retainer of $5,000 for the chair of any other committee, and

•	$2,000 for each Board or committee meeting attended.

In addition, each non-employee director receives an annual award of 1,500 deferred stock units pursuant to the current award program under the 2008 Plan. Non-employee directors are also entitled under the 2008 Plan to defer 25%, 50%, 75% or 100% of their directors fees and receive deferred stock units in lieu thereof. The number of deferred stock units received is equal to the amount of fees deferred divided by the closing price of our common stock as reported in the Wall Street Journal on the date prior to the date on which payment of the fees would otherwise have been made. Each deferred stock unit entitles the director to receive one share of common stock at a time following the director’s termination of service, as specified in advance by the director. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.

For the annual period beginning September 1, 2010, the Chairman of the Board will receive, in lieu of any other director compensation, an annual cash retainer of $500,000, payable in four quarterly installments. In addition, the Chairman will receive an annual award of deferred stock units valued at $500,000, awarded in four quarterly installments. The number of deferred stock units received quarterly will be equal to $125,000 divided by the closing price of our common stock as reported in the Wall Street Journal on the date prior to the date on which the quarterly payment is to be paid. Each deferred stock unit will entitle the Chairman to receive one share of common stock at a time following the Chairman’s termination of service as director, as specified in advance by the Chairman. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date. In setting the Chairman’s compensation, the Board considered Mr. Luter, III’s extensive experience in the industry generally and the Company’s business in particular as well as the important role he plays in long-term strategic planning and overseeing the implementation of such plans.

CORPORATE GOVERNANCE

The primary mission of our Board of Directors is to represent and protect the interests of our shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

Our Board of Directors currently consists of twelve directors. The Board of Directors has determined that eight of our current directors (Ms. Crawford, Dr. Royal and Messrs. Goldberg, Nelson, Ning, Schwieters, Trible and Wright) qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K.

The bases for the Board’s determination regarding the independence of directors are explained below:

•

In evaluating the independence of Mr. Nelson, the Board considered that in July 2010, Mr. Nelson was appointed as Global Strategist, Animal Protein, Grains and Oil Seeds for the Food and Agribusiness Research Advisory Group of Rabobank International. Since June 2009, Rabobank Nederland, an affiliate of Rabobank International, serves as syndication agent and a joint book runner and co-lead arranger and lender under the Company’s $1.0 billion asset based revolving credit facility (ABL Credit Facility) and as administrative agent and lender under the Company’s $200 million term loan (Rabobank Term Loan). Prior to July 2009, Rabobank Nederland served in similar capacities under certain of the Company’s previous credit facilities. In determining that Mr. Nelson is independent, the Board considered favorably that the Rabobank entity with which Mr. Nelson is employed does not serve in any capacity with respect to the Company’s credit facilities, Mr. Nelson does not hold an equity interest in, nor is he serving as an executive officer of, any Rabobank entity, and the administrative fees and interest paid by the Company to Rabobank Nederland were less than $27.4 million in each of the past three years and represent only a small fraction of one percent of Rabobank’s revenues.

•

In evaluating the independence of Mr. Ning, the Board considered that Mr. Ning is the Chairman of COFCO Corporation (formerly COFCO Limited), and we also sold to COFCO Corporation our investment in Farasia in November 2009. In determining that Mr. Ning is independent, the Board favorably considered that the amount of payments received in fiscal 2010 from COFCO Corporation represents less than 1% of the annual consolidated gross revenues of COFCO Corporation and less than 1% of our annual consolidated gross revenues. Although we made no product sales to COFCO Corporation in fiscal 2010 due to a trade ban on U.S. pork sales to China during the year, the Board also considered favorably that we have in the past sold products to COFCO Corporation and the amount of payments we have received in previous years from COFCO Corporation represented less than 1% of the annual consolidated gross revenues of COFCO Corporation and less than 2% of our annual consolidated gross revenues. The Board also considered favorably COFCO Corporation’s beneficial ownership represents less than 5% of our common stock.

•

In evaluating the independence of Mr. Trible, the Board considered that the Smithfield-Luter Foundation, a charitable foundation affiliated and supported by us, has committed to make annual contributions supporting educational programs and scholarships at Christopher Newport University, a tax exempt, public liberal arts university where Mr. Trible is currently employed as President. Frances

Luter, the wife of one or our executive officers, Joseph W. Luter, IV, serves on the Board of Visitors of the university. In determining that Mr. Trible is independent, the Board favorably considered that the Foundation’s annual contributions represent less than 1% of the university’s annual gross operating revenues and that Mrs. Luter abstains from any actions taken by the university’s Board of Visitors with respect to compensation or other employment terms or arrangements involving Mr. Trible.

•	None of the other directors determined by the Board to be independent has any relationship with us other than as a director.

Advisory Director

The Board’s advisory director, Michael J. Zimmerman, resigned from this position on September 14, 2009. In May 2007, the Board established the position of advisory director and appointed Mr. Zimmerman to that position. An advisory director may attend Board meetings at the invitation of the Board but is not entitled to vote. In addition, an advisory director does not have any rights, duties or liabilities of a director as stated in our Bylaws. The Board compensated Mr. Zimmerman in the same manner as a director.

Committees of the Board of Directors and Meetings

The Board of Directors has five standing committees which met during fiscal 2010: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Pension and Investment Committee and the Sustainability, Community and Public Affairs Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards, except for Mr. Murphy, who has been asked to serve on our Sustainability, Community and Public Affairs Committee because of his expertise regarding the hog production industry and related public policy issues. Each committee operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments and changes in the responsibilities of the committees. All committee charters are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the committee charters may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2010. In addition, the Board of Directors held seven meetings during fiscal 2010. Except for Mr. Ning, all directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 9 meetings John T. Schwieters, Chair Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Review, approve and ratify related party transactions

Oversee risk assessment and risk management

NOMINATING AND GOVERNANCE 3 meetings Frank S. Royal, M.D., Chair John T. Schwieters Hon. Paul S. Trible, Jr. Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
COMPENSATION 9 meetings Ray A. Goldberg, Chair Hon. Carol T. Crawford David C. Nelson Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 8 meetings Melvin O. Wright, Chair Hon. Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

SUSTAINABILITY, COMMUNITY AND PUBLIC AFFAIRS 2 meetings Hon. Paul S. Trible, Jr., Chair Wendell H. Murphy, Sr. David C. Nelson

Oversee responsibilities relating to public policy issues

—     Monitor public policy and social trends affecting the Company

—     Monitor issues and practices relating to the Company’s social accountability

—     Review activities related to emergency preparedness and business continuity planning

—     Review the Company’s positions and strategies on public policy issues, including overseeing the political action committee

—     Review impact of business operations and practices on local communities

—     Evaluate the Company’s corporate citizenship programs and activities, including Company charitable contributions

EXECUTIVE 0 meetings Joseph W. Luter, III, Chair Robert L. Burrus, Jr. Wendell H. Murphy, Sr. C. Larry Pope	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the Governance Guidelines may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of our core values of integrity and ethical behavior.

•

The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chair of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to our management at all times.

•

When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•

The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, officers and directors. The purpose of the Code is to convey our policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by our Chief Legal Officer administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chair of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on our website at http://investors.smithfieldfoods.com/documents.cfm, and we will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Succession Planning

Chief Executive Officer and Senior Management Succession.    One of the primary duties of the Board of Directors is to select and oversee our Chief Executive Officer and other senior managers. The Board of Directors must ensure that the Company has senior managers who have the required skills and leadership ability to carry out our long-term and short-term strategic plans. Additionally, advance planning for contingencies such as the departure, death or disability of a senior manager is necessary, so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and longer-term leadership.

The key elements of our senior management succession plan include:

•	oversight of the Chief Executive Officer and senior management succession process by the Nominating and Governance Committee;

•

periodic evaluations of the qualities and leadership skills that are required to carry out the Board of Director’s strategic plans, and the development of a desired profile for the Chief Executive Officer based on this evaluation;

•	periodic performance evaluations of the Chief Executive Officer and other senior managers by the Nominating and Governance Committee;

•	regular and open dialogues between the Board of Directors and the Chief Executive Officer regarding succession planning;

•	meetings by the Board of Directors with senior managers in order to identify potential internal candidates; and

•

when applicable, establishing estimated time frames for planned successions, and if the Board of Directors concludes that no internal candidate is ready as the time approaches, retaining an executive search firm to identify and evaluate external candidates.

Director Succession.    The Board of Directors also has the responsibility of planning for future board retirements, committee assignments and committee chair nominations. The Board of Directors must evaluate its current skills and experiences in order to identify potential shortfalls that may result from future vacancies, and consider future director recruitment.

The key elements of our director succession plan include:

•	oversight of the director succession planning process by the Nominating and Governance Committee;

•	regular evaluations of the qualities and skill sets that the Board of Directors needs to oversee management’s performance and the execution of the Company’s long-term and short-term strategic plans;

•	regular dialogues among the full Board of Directors and the non-management directors regarding director succession;

•	estimating the timing of expected director retirements, and considering the possibility of unexpected departures from the Board; and

•	if no candidates are identified that have the desired skill-set, the Board may consider retaining an outside search firm to assist in the identification and evaluation of potential candidates.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified us that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by our shareholders. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•

The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

•

This recommendation must be in writing and must include the following initial information with respect to the candidate: (i) all information regarding the candidate that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission (the “SEC”) and (ii) a description of compensation and other monetary arrangements during the past three years and any other material relationships between the shareholder making the recommendation and each candidate.

•

In addition, the recommendation must include the following initial information with respect to the shareholder and any shareholder associated person: (i) name and address, (ii) number of shares beneficially owned, (iii) any derivative instrument or similar opportunity to profit from any increase or decrease in the share value of the Company, (iv) any arrangement pursuant to which the person has a right to vote any shares, (v) any short interest the person has, (vi) any rights to dividends that are separated from the underlying shares, (vii) any proportionate interest in shares help by a general or limited partnership in which the person is a general partner or beneficially owns an interest in a general partner, (viii) any performance-related fees the person is entitled to based on the value of shares or derivative instruments, and (ix) all information regarding the person that would be required to be disclosed in a proxy statement filed with the SEC.

•

If the recommendation is made prior to the record date, it must include a written agreement by the shareholder to supplement the information as of the record date. Additionally, the recommendation must include a representation that the shareholder is a holder of record, is entitled to vote at the meeting and intends to appear in person or by proxy and a representation as to whether the shareholder or shareholder associated person is or intends to be a part of a group that intends to deliver a proxy statement or otherwise solicit proxies.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, our interests. While it does not have a formal policy with respect to diversity, our Governance Guidelines express the desire for a “balanced” membership. Therefore, the Nominating and Governance Committee believes it is desirable that Board members represent a diversity of viewpoints, experience and backgrounds, including gender, race and ethnicity. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Director Retirement

It is the Board’s policy that no director may be nominated to stand for re-election to the Board if he or she would be 75 or older at the time of the election, with the following exception: the Nominating and Governance Committee shall have the authority to extend the retirement of an individual Director for a period of up to three years from this policy’s first applying to a director if the Committee, in its discretion, believes that such extension would best serve the interests of the Company. The Board’s retirement policy was first enacted in June 2010. In accordance with this policy, Mr. Goldberg (age 83) is retiring as of the 2010 Annual Meeting of Shareholders and will not stand for re-election. The Nominating and Governance committee has determined that Mr. Wright (age 81) should be nominated for re-election as a director so he can successfully transition his responsibilities as Chair of the Pension and Investment Committee.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Chairman of the Board, Joseph W. Luter, III, retired as our Chief Executive Officer in 2006. At that time, he agreed to remain as non-executive Chairman of the Board. As a former CEO of the Company, Mr. Luter, III brings to the chairmanship extensive experience in the industry generally and the Company’s business in particular. We believe this background enhances the role of the Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of such plans. Because Mr. Luter, III is not independent under NYSE standards, we have designated the Chair of the Nominating and Governance Committee (currently Dr. Royal) to perform certain lead director type functions, such as chairing the meetings of the non-management directors. For the above reasons, we believe the current leadership structure of the Board is appropriate for our Company.

Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk. Our Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, corporate governance and succession planning for our directors and senior management. The newly-formed Sustainability, Community and Public Affairs Committee reviews with management our policies and practices with respect to risk management in the area of sustainability. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Interested Party Communications with the Board of Directors

Interested parties, including shareholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chair of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Executive Sessions of Non-Management Directors

The non-management members of the Board of Directors meet in executive session at least twice a year without management participation. These meetings are chaired by the Chair of the Nominating and Governance Committee (currently Dr. Royal).

Attendance at Annual Meeting

It is our policy that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the Annual Meeting. All directors attended the 2009 Annual Meeting of Shareholders except for Mr. Ning.

PRINCIPAL SHAREHOLDERS

The only persons known by us to beneficially own more than five percent of our common stock as of June 30, 2010, are as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)		PERCENT
AXA Assurances I.A.R.D. Mutuelle and certain affiliated parties(2) 26, rue Drouot 75009 Paris, France	21,377,798	(2)	12.9%

FMR LLC and certain affiliated parties(3) 82 Devonshire Street Boston, MA 02109	20,556,900	(3)	12.4%

Continental Grain Company and certain affiliated parties(4) 277 Park Avenue New York, NY 10172	13,074,034	(4)	7.9%

Highside Capital Management, L.P. and certain affiliated parties(5) 100 Crescent Court, Suite 860 Dallas, TX 75201	8,548,507	(5)	5.1%

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. The information set forth in this table has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnotes below.

(2)  On June 10, 2010, AXA Assurances I.A.R.D. Mutuelle (“AXA Assurances”), AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. (“AXA Financial”) filed a Schedule 13G/A with the SEC disclosing that each of them has sole voting power over 17,013,400 shares and sole dispositive power over 21,377,798 shares. AXA Financial is the parent holding company of AllianceBernstein L.P., an investment advisor, who beneficially owns 21,197,698 of the shares acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, and AXA Equitable Life Insurance Company, an insurance company and an investment advisor, who beneficially owns 180,100 shares. AXA Financial is owned by AXA. AXA Assurances and AXA Assurances Vie Mutuelle, as a group, control AXA.

(3)  On February 16, 2010, FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, filed a Schedule 13G/A with the SEC. In the Schedule 13G/A, FMR discloses that it has sole voting power over 1,818,130 shares and sole dispositive power over 20,556,900 shares. Mr. Johnson reports that he has sole dispositive power over 20,556,900 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 18,741,100 shares as a result of acting as investment advisor to various investment companies. An entity which is partially owned by partnerships controlled predominately by members of the family of Mr. Johnson is beneficial owner of 1,815,800 shares.

(4)  On June 16, 2010, Continental Grain Company (“CGC”), Arlon Opportunities Master LP (“Arlon”) and Paul J. Fribourg, a former director of the Company, filed a Schedule 13D/A with the SEC. In the Schedule 13D/A, (i) CGC discloses that it shares voting and dispositive power over 12,801,352 shares, (ii) Arlon discloses that it shares voting and dispositive power over 278,100 shares, and (iii) Mr. Fribourg discloses he has sole voting and dispositive power over 272,682 shares. CGC may be deemed to share voting and investment power with respect to the shares owned directly by Arlon by virtue of being the managing member of the general partner of Arlon and directly and through one of its subsidiaries holds a majority interest in Arlon. Mr. Fribourg discloses that he may be deemed to share voting and dispositive power with respect to the 12,801,352 shares beneficially owned by CGC by virtue of being its Chairman, Chief Executive Officer and President. He may also be deemed to share voting and dispositive power with respect to the 272,682 shares beneficially owned by Arlon by virtue of being the Chairman, Chief Executive Officer and President of CGC, the managing member of the general partner of Arlon. Of the 272,682 shares that Mr. Fribourg has sole voting and dispositive power, 12,372 are deferred stock units as described in greater detail on page 11 herein. In addition, Mr. Fribourg discloses he is one of the co-trustees and in one case, a beneficiary, of various trusts established for the benefit of his certain members of his family that collectively control a majority interest in CGC. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by CGC and Arlon except to the extent of his pecuniary interest.

(5)  On February 16, 2010, Highfields Capital Management LP (“Highfields Capital”), Highfields GP LLC (“Highfields GP”), Highfields Associates LLC (“Highfields Associates”), Jonathon S. Jacobson, Richard L. Grubman, Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III LP (“Highfields III”) filed a Schedule 13G/A with the SEC. In the Schedule 13G/A, Highfields Capital, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman report sole voting and dispositive power over 8,548,507 shares, Highfields I reports sole voting and dispositive power over 642,573 shares, Highfields II reports sole voting and dispositive power over 2,247,384 shares and Highfields III reports sole voting and dispositive power over 5,658,550 shares. Highfields Capital Management discloses that it serves as the investment manager to each of Highfields I, Highfields II and Highfields III and that each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of shares owned by Highfields I, Highfields II and Highfields III.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of June 30, 2010, of shares of common stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 39 of this proxy statement, and (iii) all current directors and executive officers as a group:

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (NUMBER OF SHARES)(1)
NAME	DIRECT	OTHER		TOTAL		PERCENT OF CLASS

Robert L. Burrus, Jr.	10,000	25,642	(2)	35,642	(2)	*
Hon. Carol T. Crawford	500	39,761	(3)	40,261	(3)	*
Jerry H. Godwin	—	35,000	(4)	35,000	(4)	*
Ray A. Goldberg	2,000	11,931	(5)	13,931	(5)	*
Joseph W. Luter, III	432,200	261,201	(6)	693,401	(6)	*
Robert W. Manly, IV	78,185	11,000	(7)	89,185	(7)	*
Wendell H. Murphy, Sr.	500,915	28,215	(8)	529,130	(8)	*
David C. Nelson	—	8,574	(9)	8,574	(9)	*
Gaoning Ning	—	8,338	(10)	8,338	(10)	*
C. Larry Pope	222,000	273,333	(11)	495,333	(11)	*
Richard J.M. Poulson	40,000	135,956	(12)	175,956	(12)	*
George H. Richter	—	81,667	(13)	81,667	(13)	*
Frank S. Royal, M.D.	1,000	8,000	(14)	9,000	(14)	*
John T. Schwieters	26,500	14,334	(15)	40,834	(15)	*
Hon. Paul S. Trible, Jr.	500	4,500	(16)	5,000	(16)	*
Melvin O. Wright	27,000	18,999	(17)	45,999	(17)	*
*All current directors and executive officers as a group (20 persons)	1,517,871	1,515,983	(18)	3,033,854	(18)	1.8%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of our common stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the SEC regulations, as described in the indicated footnotes.

(2)  Includes 25,642 shares held by the trustee of the 2008 Plan in Mr. Burrus’ deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 4,400 shares owned in an IRA of Ms. Crawford’s husband, 8,800 shares held by Ms. Crawford’s husband and 750 shares held by Ms. Crawford as custodian for her grandchildren. Ms. Crawford disclaims beneficial ownership of these 13,950 shares. Also includes 25,811 shares held by the trustee of the 2008 Plan in Ms. Crawford’s deferred stock account over which Ms. Crawford has voting control.

(4)  Includes 35,000 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options or stock options which will be exercisable within sixty days.

(5)  Includes 11,931 shares held by the trustee of the 2008 Plan in Mr. Goldberg’s deferred stock account over which Mr. Goldberg has voting control.

(6)  Includes 950 shares held by Mr. Luter, III as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 250,000 shares owned by Mr. Luter, III’s minor daughter. In addition, includes 10,251 shares held by the trustee of the 2008 Plan in Mr. Luter, III’s deferred stock account over which Mr. Luter, III has voting control.

(7)  Consists of 11,000 shares that Mr. Manly will have the right to exercise from stock options that are exercisable within 60 days.

(8)  Includes 4,000 shares held by Mr. Murphy’s wife. Also includes 24,215 shares held by the trustee of the 2008 Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(9)  Includes 8,574 shares held by the trustee of the 2008 Plan in Mr. Nelson’s deferred stock account over which Mr. Nelson has voting control.

(10)  Includes 8,338 shares held by the trustee of the 2008 Plan in Mr. Ning’s deferred stock account over which Mr. Ning has voting control. Does not include the 7,000,000 shares owned as of June 30, 2010 by Starbase International Limited a British Virgin Islands company (“Starbase”) and a wholly-owned indirect subsidiary of COFCO Corporation (formerly COFCO Limited), a Chinese company, of which Mr. Ning is the chairman. Mr. Ning has disclaimed beneficial ownership of all shares owned by Starbase.

(11)  Includes 273,333 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options or stock options which will be exercisable within sixty days.

(12)  Includes 41,000 shares that Mr. Poulson has the right to acquire pursuant to presently exercisable stock options or stock options which will be exercisable within sixty days. Also includes 94,956 shares owned by the Smithfield-Luter Foundation of which Mr. Poulson is a co-trustee.

(13)  Includes 81,667 shares that Mr. Richter has the right to acquire pursuant to presently exercisable stock options or stock options which will be exercisable within sixty days.

(14)  Includes 8,000 shares held by the trustee of the 2008 Plan in Dr. Royal’s deferred stock account over which Dr. Royal has voting control.

(15)  Includes 14,334 shares held by the trustee of the 2008 Plan in Mr. Schwieters’ deferred stock account over which Mr. Schwieters has voting control.

(16)  Also includes 4,500 shares held by the trustee of the 2008 Plan in Mr. Trible’s deferred stock account over which Mr. Trible has voting control.

(17)  Includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren with respect to which Mr. Wright disclaims beneficial ownership. Also includes 17,499 shares held by the trustee of the 2008 Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(18)  Includes 619,000 shares subject to presently exercisable stock options or stock options which will be exercisable within sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock have been complied with during the fiscal year ended May 2, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to securities issuable, or available for issuance, under our equity compensation plans as of May 2, 2010.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,877,436	(1)	$23.39	(2)	10,977,378
Equity compensation plans not approved by security holders	0		N/A		0

Total	2,877,436	(1)	$23.39	(2)	10,977,378

(1) In addition to options to purchase common stock, this amount includes 882,000 shares of common stock that may be issued upon the vesting of performance share units granted under the 2008 Plan, which represents the maximum number of shares of common stock that may be issued upon the vesting of these performance share units if all required performance goals are achieved.

(2) Represents the weighted average exercise price of options to purchase 1,995,436 shares of common stock. This weighted average does not take into account shares of common stock that may be issued upon the vesting of performance share units described in footnote (1) above.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of our Board oversees our executive compensation program on behalf of the Board. In the performance of this function, the Compensation Committee met nine times during fiscal 2010 and, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2010 and Smithfield’s proxy statement for its 2010 Annual Meeting of Shareholders, each of which has or will be filed with the Securities and Exchange Commission.

Compensation Committee

Ray A. Goldberg, Chair

Hon. Carol T. Crawford

David C. Nelson

Frank S. Royal, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of the material elements of compensation paid to our executive officers as well as the considerations and objectives underlying our compensation policies and practices. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Compensation Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we”,“our” and the “Company” refer to Smithfield Foods, Inc. When we refer to the “named executives” we are referring to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our three other most highly compensated executive officers.

Executive Summary

In operating our executive compensation program and establishing the terms of individual awards granted under the program, we place a heavy emphasis on corporate and business unit financial performance. Our annual and equity-based long-term incentives are opportunities for compensation—they pay out when performance is strong and do not pay out when performance is disappointing. Consequently, a substantial majority of each named executive’s total potential compensation is variable and thus is earned only if performance objectives are achieved. Annual incentive awards (listed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below) are tied to corporate or business unit financial performance, depending on the executive’s primary responsibilities. Equity-based pay awards (both “Stock Awards” and “Option Awards”) represent opportunities for the executives to realize compensation over a period of several years, contingent on Company performance or the creation of shareholder value.

Over the last two fiscal years, the global recession, changes in access to international markets, the development of a global ethanol economy, and the extreme volatility in the corn, ethanol and hog commodity markets have presented difficult challenges for a major segment of the Company. Not surprisingly, this has led to several examples of annual incentive opportunities that did not pay out for our executives, and of equity-based long-term incentive opportunities that have not yet paid out, and may not pay out unless financial performance improves substantially. As a result, management has realized pay at levels far below the opportunities granted. This demonstrates our pay-for-performance philosophy.

In fiscal 2010, total compensation for our named executives as reported in the Summary Compensation Table was impacted by a substantial increase in the actuarial present value of future pension benefits. This resulted from a decrease in the discount rate we are required to use in calculating these benefits. We did not make any changes during the year to how our executives’ retirement benefits are determined under the pension plans.

To illustrate the operation of our pay-for-performance philosophy, we provide the following highlights of events and decisions that influenced the compensation earned by the named executive officers for fiscal 2010.

Key Events in Fiscal 2010

During fiscal 2010, Company operations continued to be impacted by the recession as well as ongoing high hog production costs and low hog prices. To promote the success of the Company in light of these adverse economic conditions, management initiated and continued its work on several programs designed to restructure major aspects of the business. These programs included:

•

Pork Group Restructuring—We continued to consolidate and streamline the corporate structure and manufacturing operations of our Pork Group. Initiated in fiscal 2009, the plan included the closure of six plants, the last of which was closed in February 2010. This restructuring is intended to make us more competitive by improving operating efficiencies and increasing plant utilization. For fiscal 2010, we achieved our targeted cost savings and improved pre-tax earnings of $55 million, after applicable restructuring charges. We expect the full benefits of the restructuring plan (annual cost savings in excess of $125 million) will be realized beginning in fiscal 2011.

•

Balance Sheet Restructuring—We took a number of steps to strengthen our balance sheet during fiscal 2010, including a significant refinancing of our debt and the issuance of over 22 million shares of common stock. These steps reduced our near-term debt maturities and increased our liquidity. We also significantly reduced our exposure to financial covenant maintenance risk. The steps we took should enable us to better weather the current economic environment.

•

Hog Production Cost Savings Initiative—In the fourth quarter of fiscal 2010, we announced a plan to improve the cost structure and profitability of our domestic hog production operations. The plan includes a number of undertakings designed to improve operating efficiencies and productivity. These consist of farm reconfigurations and conversions, termination of certain high cost, third-party hog grower contracts and breeding stock sourcing contracts, as well as a number of other cost reduction activities. Beginning in fiscal 2012, we expect a gradual improvement in profitability of our Hog Production segment as a result of this initiative. By fiscal 2014, the benefits of this initiative should be fully realized and we currently estimate profitability improvement of approximately $2 per hundredweight.

Selected Fiscal 2010 Financial and Operational Results

Smithfield operates two major businesses—hog production and pork processing—that are strategically related but operating in different economic circumstances. As in fiscal 2009, the business units comprising our Pork Group were very profitable; however we incurred significant losses on a consolidated basis primarily due to losses in our hog production operations and hedging activities. While Smithfield had a consolidated loss in fiscal 2010, management is confident the above efforts have positioned the Company for future success. This has already been reflected in our stock price. Key results—both favorable and unfavorable—influencing executive pay outcomes included:

•	Total Shareholder Return—our share price increased from $8.61 on the last trading day of fiscal 2009 to $18.74 on the last day of fiscal 2010, an increase of almost 118%.

•	Pork Group Income Before Taxes—Pork Group pre-tax profit in fiscal 2010 was $538.7 million compared to $395.2 million in fiscal 2009, an increase of 36%.

•

Consolidated Loss Before Taxes—The Company lost $214.6 million pre-tax in fiscal 2010 compared to a loss of $382.2 million in fiscal 2009, an improvement of 44%. The principal component of this year’s consolidated loss was the pre-tax operating loss of the Hog Production Group of $460.8 million.

Incentives Awarded Under the Pay-for-Performance Philosophy

Our executive compensation program is designed and operated to attract and retain top talent, to reward corporate financial and operational performance through annual incentives, and to align our executive’s financial interests with those of our shareholders through equity-based compensation awards. In fiscal 2010, our pay-for-performance philosophy was evidenced through the following new (or continuing) programs:

Performance Awards Granted

Program	Performance Measured	Performance and Pay Results for Year (or To Date)
2010 Corporate Annual Cash Incentive Awards	Consolidated profit before tax	No incentives earned, due to consolidated loss

2010 Corporate Mid-Year Cash Incentive Awards for two executives	Consolidated profit before tax	No incentives earned, due to consolidated loss

2010 Pork Group Annual Cash Incentive Awards	Pork group profit before tax	Incentives earned based on exceptional Pork Group profit; payouts reduced by the Committee

2010 Pork Group Restructuring Incentive (CEO)	Annualized cost savings run rate of $90 million, closure of 6 plants, and $60 million limit on capital costs to implement the restructuring	All goals achieved, and incentive earned

2010 Long Term Pork Group Incentive (President and COO, Pork Group)	Cumulative Pork Group profits before tax over a 32-month period	No incentive earned yet; final measurement date in April 2012

2010 Stock Options (granted July 2009)	Increase in stock price—no value created unless stock price increases from date of grant	Granted with exercise price of $13.30, vesting ratably over 3 years. Intrinsic value at fiscal year-end of $18.74.

2006 – 2009 Stock Options	Same as above. Cliff vesting on 5th anniversary	Granted with exercise prices of $23.75 and $32.91—no intrinsic value at year end

2009 Performance Share Units (granted August 2008)	Stock price—shares earned as stock reaches $26 and higher	No shares earned, as stock price has not reached $26. Awards will expire August 2013 if not earned by then

2010 Performance Share Units (granted July 2009)	Consolidated profit before tax—no shares earned unless CPBT reaches $100 million in any of 2010, 2011 or 2012	No shares yet earned, due to consolidated loss

2010 Performance Share Units (granted December 2009 to two executives)	Maintenance of debt to total capitalization ratio and control of capital expenditures	No shares yet earned; final measurement date in December 2011

The pay-for-performance nature of equity-based pay merits special attention. For example, in the case of our CEO, the Summary Compensation Table below indicates that Mr. Pope was awarded aggregate Stock Awards (over the 3 years disclosed) of $3.68 million. As these equity-based awards are performance-based and not solely time-vested, as of fiscal year-end, Mr. Pope had realized none of the compensation opportunity present in these awards.

Committee’s Key Operational Decisions Under the Pay-for-Performance Philosophy

Our executive compensation award process for executive officers relies on the good judgment of our Compensation Committee, both at the initial award of the incentive and at the time of payment. The Committee, in consultation with our CEO, applied the Company’s pay-for-performance philosophy through the following key decisions during fiscal 2010:

Key Decisions Made

Program	Nature of Decision
Annual incentive program	Applied negative discretion to reduce fiscal 2009 Pork Group incentive bonuses by 50%, and eliminate incentive bonuses for two executives entirely

Annual incentive program-Pork Group	Changed fiscal 2010 incentive to profits of entire group, and not individual IOC performance. Applied negative discretion to reduce earned bonuses by approximately 1/3 due to consolidated loss

Equity-based pay awards	Awarded PSUs with a pre-tax consolidated profit goal and stock options with shorter terms and phased, rather than cliff, vesting

Long-term Pork Group incentive award	Awarded a multi-year cash incentive to the President and COO, Pork Group, with payment based on pre-tax Pork Group profit

Pork Group restructuring incentive award	Awarded a special one-time incentive to our CEO conditioned upon the timely and successful completion of our Pork Group restructuring

Annual incentive program-mid-year awards	Given continuing economic downturn, established a supplemental cash incentive program for the second half of fiscal 2010 to incentivize selected executives

Stock ownership guidelines	Currently being implemented

Management Stock Purchase Plan	Currently being implemented

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize short-term and long-term corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•

Attracting and retaining top talent—The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives. Our executives have, on average, approximately 20 years of experience with Smithfield and its predecessors.

•

Paying for performance—A significant portion of our executives’ compensation should be subject to corporate, group and/or business unit performance measures. Performance-based compensation can vary widely from year to year depending on our performance, which is impacted by, among other things, the volatile nature of our agricultural commodity-based industry and governmental food and energy policy. In recent years, average performance-based compensation (excluding equity awards) ranged from 0% to 86% of our executives’ total cash compensation. Because of our overall net loss in fiscal 2010, performance-based cash compensation for that year constituted on average only 49% of our executives’ total cash compensation.

•

Alignment with the interests of our shareholders—Equity-based awards can be an effective means of aligning an executive’s financial interests with those of our shareholders by providing value to the executive if the market price of our stock increases.

Each element of our compensation program is designed to achieve one or more of these objectives. The structure of a particular executive’s compensation may vary depending on the scope and level of that executive’s responsibilities. For an executive with corporate-level responsibilities, performance-based cash compensation is generally based on Smithfield’s consolidated results of operations. In contrast, for an executive responsible for an individual business unit, performance-based cash compensation historically has been based, at least in part, on the operating results or other performance measure of that unit. In addition, compensation for business unit executives has historically consisted of a relatively greater portion of cash incentives than is the case for corporate executives. These compensation practices for business unit executives were adopted in recognition that the efforts of these executives significantly impact the financial performance of the respective units they manage.

However, we also believe it is important that there be coordination of efforts among our individual business units in order to maximize the financial performance of the entire operating segment or the Company as a whole. Therefore, in fiscal 2010, the performance-based cash awards for business unit executives in the Pork Group were based on the overall performance of the Pork Group rather than their respective units as was the case in fiscal 2009. In addition, these unit managers now are receiving equity-based incentives on a regular basis, thus providing the managers with incentives tied to Smithfield’s overall operating and share performance.

Total compensation for our executive officers consists of the following components:

•	base salary,

•	annual incentive cash payments,

•	long-term equity incentive awards,

•	participation in retirement plans, and

•	limited personal benefits.

All of our executive officers are employed at-will, without employment agreements, severance payment agreements or payment arrangements that would be triggered by a “change in control” of Smithfield (other than through the acceleration of vesting of stock options and other forms of equity-based compensation).

Determining Executive Compensation

The Committee is responsible for developing and administering the compensation program for executive officers and other key employees. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist the Committee with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

The CEO makes recommendations to the Committee regarding the salaries, bonus arrangements, option grants and other forms of equity incentive awards, if any, for key employees, including all executive officers. For executive officers whose bonus awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the Committee. To assist the Committee in carrying out its responsibilities, the Committee from time to time retains an independent compensation consultant. The Committee also annually reviews executive pay tallies for our executive officers detailing the amount of each element of total compensation and accumulated equity holdings. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Elements of our Compensation Program

Base Salary.    Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are reviewed annually to determine if they are equitably aligned within the Company and are at sufficient levels to attract and retain top talent. Consistent with our greater emphasis on performance-based pay, base salaries for executives are normally changed infrequently. Consistent with this policy, the only executive officers who had a change in base salary for fiscal 2009 from fiscal 2008 were executives whose scope of responsibility and accountability within the Company changed. For fiscal 2010, none of our executive officers received an increase in base salary. In determining salaries for fiscal 2010, the Committee also considered the Company’s consolidated results for fiscal 2009 and the difficult economic conditions in which we are currently operating.

Cash Incentive Awards.    We have provided performance-based annual cash incentive compensation opportunities to our executives under our shareholder-approved incentive plans. Historically, these awards have used performance criteria that seek to ensure a direct link between the executives’ performance and the amount of incentive compensation earned. Awards have generally been based on pre-tax, pre-bonus profits, either company-wide or for a particular business unit depending on the executive’s scope of responsibility. Effective in fiscal 2009, we reorganized the management of the Pork Group by creating the new executive officer position of President and Chief Operating Officer of the group and changing the business unit assignments for a number of the unit managers. In connection with that reorganization, we reexamined the compensation structure for these executives and implemented certain changes. In fiscal 2009, the awards for business unit executives within the Pork Group were 50%-based on the pre-tax, pre-bonus profits of the individual business unit and 50%-based on the pre-tax, pre-bonus profits of the Pork Group as a whole. In fiscal 2010, the awards for these business unit managers were based 100% on the pre-tax, pre-bonus profits of the Pork Group. We believe these changes promote greater coordination of efforts among the different operating units which benefits the overall performance of the Pork Group.

At the beginning of each year, the Committee receives management’s recommendations on the performance criteria and bonus formulas for the year. In evaluating these recommendations, the Committee considers the performance of the Company and the respective business units in recent years. In recognition of our significant growth in prior years, the bonus formulas for most executives, including the managers of the Pork Group and the business units comprising the Pork Group, have a minimum performance threshold of $100 million. Because of the higher performance threshold being used for many of these executives in fiscal 2010, the Committee eliminated the corporate expense allocation in the bonus formula and the overall bonus caps that had been incorporated into their fiscal 2009 bonus awards. The Committee believes that eliminating the overall bonus caps also better serves to motivate these executives to achieve maximum possible performance.

For most executives, including our CEO, performance awards have a multi-tiered structure so as to reward higher levels of profitability with higher bonus percentages. These bonus award features are designed so that there is a reasonable likelihood that an executive will receive some incentive compensation at the lower tier percentage but so that it will be difficult for an executive to earn incentive compensation at the higher tier. The Committee believes that the formulas established for these performance-based awards are reasonable and provide strong motivation to management to maximize Company performance.

None of the corporate-level named executives earned bonuses under the annual incentive awards in fiscal 2009 or fiscal 2010 and none received bonuses at the higher tier during the prior two years. The managers of the Pork Group and the business units comprising the Pork Group earned bonuses at the highest tier in fiscal 2010 because of the favorable performance of the business units comprising the Pork Group; however, the Committee exercised its discretion to reduce the bonuses by approximately 36% in recognition of the Company’s consolidated results for fiscal 2010. The Committee also exercised its discretion to reduce by 60% the bonus that otherwise would have been paid to the manager of our Hog Production Group in recognition of the continuing losses incurred in that segment.

The fiscal 2010 bonus formulas for each of the executives and the actual performance results achieved are described on page 43 of this proxy statement under the heading “Performance-Based Cash Bonuses.” After the end of fiscal 2010 and receipt of the independent auditors’ report on the annual financial statement audit, the Committee evaluated our performance against the performance criteria used in the bonus awards and determined the amount of each executive’s incentive payment.

In addition to the annual cash incentive awards discussed above, during fiscal 2010 the Committee also approved certain one-time performance-based cash incentive awards for certain executive officers, as follows:

•

We granted our CEO an award of $1.5 million conditioned upon the timely and successful completion of the restructuring of our Pork Group and the achievement of specified operating efficiencies from that initiative. The Committee believes that this special one-time award to the CEO, who had primary responsibility for the restructuring, provided further incentive for him to maximize benefits from this important corporate initiative.

•

We granted Mr. Richter an award entitling him to a payment of $1.5 million if the cumulative pre-tax profits of the Pork Group for the period beginning August 3, 2009 and ending April 29, 2012 are not less than $1,412,000,000. In making the award, the Committee took into consideration that the Committee had exercised its discretion to reduce Mr. Richter’s annual cash incentive bonus for fiscal 2009 by $1.5 million.

•

We granted Messrs. Manly and Poulson a supplemental cash incentive award entitling each to 0.5% of the Company’s net profits in excess of $50 million during the third and fourth quarters of fiscal 2010. These awards, which did not pay out, were intended to provide the executives with additional incentive to maximize the Company’s earnings performance over the remainder of the year. In approving these grants in December, the Committee considered the diminished incentive provided by the existing annual cash incentive awards due to significant losses we had incurred during the first half of the fiscal year.

Additional Cash Bonuses.    We have sometimes paid additional cash bonuses to executive officers in amounts the Committee has determined appropriate to reward elements of performance that were not reflected in the incentive awards. In recognition of their significant contributions to the success of the Company’s financing projects completed in fiscal 2010, Messrs. Manly and Poulson each received a cash bonus of $500,000. In addition, the Committee approved discretionary bonuses for Messrs. Godwin and Poulson of $500,000 and $200,000, respectively. In approving the bonus for Mr. Godwin, the Committee intended to reward the significant contributions he made to the Company’s efforts to manage raising costs and reduce sow inventories over the last two fiscal years. The Committee also considered that it had previously exercised its negative discretion to eliminate a substantial annual cash incentive bonus Mr. Godwin was otherwise entitled to receive under his fiscal 2009 award. In approving the bonus of Mr. Poulson, the Committee recognized his significant contributions during the year, particularly in the area of governmental relations.

Equity Incentive Awards.    Historically, we have provided long-term incentive compensation in the form of stock options, which have been awarded from time to time under our incentive compensation plans. Stock options can serve as an effective motivational tool by aligning the executive’s economic interests with those of our shareholders. The ultimate value, if any, of stock options is dependent on increases in the market price of our common stock which encourages longer-term, more strategic decision-making. Because our options are granted with time-based vesting, our stock option program also promotes long-term tenure. Historically, the Committee has granted options with a 10-year term and with five-year cliff vesting. In fiscal 2010, the Committee decided to modify these terms for new stock option awards so as to bring them more into line with market practices and thus make the Company’s compensation packages more competitive. Stock options granted in fiscal 2010 have a seven-year term and vest ratably over three years.

During fiscal 2008, the Committee engaged Watson Wyatt Inc., an independent consultant, to assist the Committee in evaluating the need to expand Smithfield’s long-term equity compensation program. As discussed above, the Committee believes that long-term equity incentives are not only appropriate for corporate-level executives but they should also have a meaningful role in compensating business unit managers. This encourages greater coordination among the operating units and a more long-term strategic perspective among the unit managers. The Committee also believes that the level of long-term incentive compensation for executives at Smithfield is significantly less than that of comparable companies. This belief was confirmed by a study conducted for the Committee by Watson Wyatt in which the firm compared Smithfield’s compensation practices for its top executives with those of a peer group consisting of ConAgra Foods, Inc., Dean Foods Company, H.J. Heinz Company, Hormel Foods Corporation, Kellogg Company, Pilgrim’s Pride Corporation and Tyson Foods, Inc. The companies comprising the peer group were selected because they were deemed comparable to Smithfield based on revenues and line of business. As a result of its evaluation of this study, the Committee decided that long-term equity incentive awards should constitute a regular, if not annual, part of the total compensation package for Smithfield’s executives beginning in fiscal 2009. The Committee further decided in fiscal 2009 that equity awards should generally consist of both stock options and performance share units. In fiscal 2010, another study conducted by Watson Wyatt showed that the total compensation levels for the CEO and CFO were below the 25th percentile of the peer group (which in 2010 also included Campbell Soup Company and Sara Lee Corporation and excluded Pilgrim’s Pride which ceased to be a public company). The fiscal 2010 study also showed that the total compensation packages for Smithfield’s executives still placed significantly greater emphasis on annual cash awards at the expense of equity-based incentives relative to the peer group. In order to address these concerns, the Committee awarded significant equity incentives to the CEO and CFO as well as several other executive officers in fiscal 2010.

Our CEO recommends to the Committee the recipients and sizes of stock option and performance share units awards. In evaluating these recommendations, the Committee considers a number of factors:

•	whether the executive’s responsibilities involve company-wide strategic decision-making, and

•	the Committee’s subjective evaluation of the executive’s potential contribution to our future success.

In furtherance of the Committee’s policy to make equity awards a regular part of the executives’ compensation package, stock options and performance share units were awarded to most executives in fiscal 2010. Such awards constituted a larger percentage of total compensation for corporate-level executives than for business unit management in recognition of the corporate-level executives’ greater responsibility for overall results and indirectly the market price of our common stock. In addition, the Committee reduced the amount of equity incentive awards for the managers of the Pork Group and the business units comprising the Pork Group because of the Committee’s prior decision to reduce by 50%, rather than eliminate entirely, their fiscal 2009 annual cash incentive bonuses.

Performance conditions for the annual performance share unit awards were based on the Company achieving a minimum level of consolidated pre-tax profits. Mid-year, we granted 50,000 performance share units to each of Messrs. Manly and Poulson in recognition of their superior efforts in the successful implementation of our balance sheet restructuring. Vesting of the mid-year awards of performance share units is conditioned upon maintaining a favorable debt to total capitalization ratio and controlling capital expenditures, both being steps the Company considers key to realizing the full benefits of the restructuring. The stock option and performance share unit awards are described in greater detail beginning on page 45 of this proxy statement.

Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried employees. These plans consist of several company-funded pension plans and an employee-funded 401(k) savings plan (with employer match), all of which are tax-qualified, and a non-tax qualified supplemental pension plan. Under a tax-qualified plan, we are eligible for a tax deduction for our contributions for the year to which the contributions relate, while the benefits are taxable to the participant for the year in which they are ultimately received. Under a plan that is not tax-qualified, we are not eligible for a tax deduction until the year in which the benefits are paid to the participant.

Our retirement plans are intended to provide an appropriate level of replacement income upon retirement. All salaried employees participating in one of the qualified pension plans and earning more than $245,000 are eligible to participate in the non-tax qualified supplemental pension plan. The supplemental pension plan allows us to provide pension benefits comparable to those that would be available under the Smithfield Foods Salaried Pension Plan (one of the tax-qualified plans) if the federal income tax laws did not include limits on covered compensation and benefits. Therefore, the supplemental pension plan allows all participating salaried employees to receive a pension benefit that is approximately the same percentage of their earnings. The supplemental benefit plan uses the same benefit formulas as the Smithfield Foods Salaried Pension Plan and uses the same types of compensation to determine benefit amounts. Unlike most members of our peer group, we do not utilize a more favorable pension benefit formula for management than for other salaried employees. For more information about our pension plans, please refer to the Pension Benefits table and related discussion, which begins on page 49 of this proxy statement.

Participation in the 401(k) savings plan is voluntary. Therefore the amount of compensation deferred and the amount of our match varies among employees, including the executives. However, the same formulas are used to determine benefits for all participants in this plan. Furthermore, the plan does not involve any above-market returns, as returns depend on actual investment results.

Perquisites.    We provide a limited number of perquisites, without tax gross-ups, to our executive officers. The Summary Compensation Table beginning on page 39 of this proxy statement contains an itemized disclosure of all perquisites to named executives, regardless of amount. We believe that these perquisites are reasonable and consistent with those paid to other executives in our industry. Providing these perquisites thus helps to keep our base compensation packages competitive. With regard to the personal use of corporate aircraft, the Committee has established an annual usage limitation of $75,000 for our CEO. Personal use of corporate aircraft by other employees, including other executive officers, is limited and must be approved by our CEO.

We also provide certain benefits to substantially all salaried employees that are not included as perquisites in the Summary Compensation Table for the executives because they are broadly available. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Role of Compensation Consultants

The Committee has directly engaged and regularly consults with independent consultants for advice on executive compensation matters. In fiscal 2008, the Committee first engaged Watson Wyatt, Inc. for such assistance. During fiscal 2010, Watson Wyatt, Inc. merged with Towers, Perrin, Foster & Crosby, Inc. forming Towers Watson & Co., which has since served as a compensation consultant to the Committee. During fiscal 2010, the Committee also engaged Ira T. Kay, founder and principal of Ira T. Kay & Company and Pay Governance, Inc. as a compensation consultant. Mr. Kay had been the principal advisor to the Committee during his prior employment with Watson Wyatt, Inc. The consultants provide advice regarding the Company’s executive compensation strategy and programs, including the compensation of the CEO and other executive officers; general compensation program design; the impact of regulatory, tax and legislative changes on our compensation program; the compensation practices of competitors and executive compensation trends. The Committee considered the consultants’ advice when determining executive compensation program design and award levels in fiscal 2010. From time to time the consultants are engaged to perform specific market comparisons of the Company’s executive compensation program, or aspects thereof, to those of comparable companies. The nature and results of these specific studies are discussed elsewhere in this CD&A. Consistent with their roles as independent consultants to the Committee, the consultants provide no other services to the Company. The consultants may work directly with management on behalf of the Committee, but such work is always under the control and supervision of the Committee. The Committee regularly meets with the consultants in executive session without management.

Other Compensation Policies and Practices

Timing of Awards.    It is the Committee’s policy to grant stock options within a prescribed “window period” following our release of year-end financial results. This window period generally runs from the third until the 12th business day following the release. Exceptions to this policy may be made in connection with a new hire or a change in an existing officer’s title or duties or when the regular window period is closed.

Prohibition on Repricing.    Our 2008 Plan expressly prohibits any action that would (i) lower the exercise price of a stock option, whether by amendment, cancellation or otherwise, after the award is made or (ii) otherwise be treated as a repricing under generally accepted accounting principles without the prior approval of our shareholders. For purposes of NYSE listing standards, our 1998 Stock Incentive Plan (the “1998 Plan”) is deemed to prohibit such repricing practices as well. We are not allowed under the NYSE listing standards to make any change to the plans to permit these practices without shareholder approval.

Clawback Policy.    On June 16, 2010, the Board of Directors adopted a new policy addressing the recovery of incentive compensation awarded based on false financial results. This policy applies to all of the Company’s executive officers, plus its principal accounting officer (“Senior Executives”). Under this policy, the Company may seek to recover incentive compensation previously awarded to a Senior Executive, to the extent that the incentive compensation was based on performance during fiscal periods materially affected by a material restatement of the Company’s financial results. The Board must first determine that the Senior Executive engaged in fraud or willful misconduct that caused or otherwise contributed to the need for the restatement. This policy does not limit the legal remedies the Company may seek against any employee for fraudulent or illegal conduct. The policy was not adopted in response to any particular concerns nor has the Company ever had to restate its financial results.

Management Stock Ownership Guidelines.    The Committee believes it is important for senior management to build and maintain a long-term ownership position in the Company, to further align their financial interests with those of our stockholders and thereby encourage the creation of long-term value. Therefore, in fiscal 2010, the Committee established stock ownership guidelines for all members of management at the level of vice president and above. Covered officers must meet these ownership guidelines by the later of January 1, 2015 or five years after the commencement of employment for a newly-hired officer. Under the guidelines, the target value of shares to be held has been established as a multiple of annual base salary, which varies by officer level, as set forth below:

President and CEO	4 times base salary

Pork Group President and Chief Operating Officer	3 times base salary

Executive Vice Presidents, Senior Vice Presidents and Vice Presidents	2 times base salary

Independent Operating Company Presidents	2 times base salary

In determining compliance with the ownership guidelines, we include shares held directly by the officer, shares held by immediate family members, restricted stock where the restrictions have lapsed, shares held in benefit plans and other types of beneficial ownership as approved by the Committee. Compliance with the ownership guidelines is measured as of the end of each fiscal year with the value being based on the average closing price of a share of stock for the previous year. An officer who was previously in compliance with the ownership guidelines and ceases to be in compliance because of a decline in the value of the stock, will have one additional year to regain compliance. If an officer fails to attain the specified stock ownership level, the Committee may take appropriate actions, including adjustments to the incentive compensation payments to the officer.

Management Stock Purchase Plan.    To assist management in meeting our stock ownership guidelines, the Committee recommended and the Board of Directors approved a management stock purchase program under the 2008 Incentive Compensation Plan under which officers may voluntarily elect to defer up to 25% of their annual cash incentive awards earned beginning for fiscal 2011 and receive deferred shares of stock and the Company will provide a 100% match of the officer’s deferral. Stock purchased with the Company’s match will be subject to three-year cliff vesting and will be forfeited if the officer voluntarily terminates employment before vesting. Stock purchased with the officer’s deferrals generally may not be removed from the plan for at least three years. Interests in the plan consist of restricted stock units that are payable solely in stock.

Deductibility of Compensation.    For fiscal 2010, Section 162(m) of the tax code placed a limit of $1 million on the amount of compensation that we may deduct in one year with respect to our CEO and each of the next four most highly compensated executives. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. Our incentive plans and the awards made under them have been structured with the intention that the cash incentive payments and equity awards be qualified performance-based compensation not subject to Section 162(m). We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, such as our additional cash bonus program, we may authorize executive compensation arrangements that are not fully tax deductible but which promote other important objectives.

FISCAL 2010 EXECUTIVE COMPENSATION

The following table includes information concerning compensation paid to or earned by our “Named Executive Officers” listed in the table for the fiscal years ended May 2, 2010, May 3, 2009 and April 27, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)
C. Larry Pope	2010	1,100,000	—	3,192,000	552,000	1,500,000	4,471,962	142,475	10,958,437
President and CEO	2009	1,100,000	—	485,200	188,600	—	138,060	38,103	1,949,963
	2008	1,100,000	—	—	—	2,428,305	719,519	35,812	4,283,636

Robert W. Manly, IV	2010	600,000	500,000	1,898,000	182,160	—	970,824	37,175	4,188,159
Executive Vice President and CFO(6)	2009	600,000	—	181,950	94,300	—	730,811	27,544	1,634,605
	2008	500,000	—	—	710,500	849,655	656,234	23,182	2,739,571

George H. Richter	2010	800,000	—	—	276,000	2,000,000	1,057,707	34,390	4,168,097
President and COO, Pork Group(7)	2009	800,000	—	303,250	141,450	1,500,000	693,068	29,572	3,467,340
	2008	700,000	—	—	—	4,445,619	296,433	25,536	5,467,588

Richard J.M. Poulson	2010	600,000	700,000	1,898,000	182,160	—	589,814	116,152	4,086,126
Executive Vice President	2009	600,000	—	181,950	94,300	—	199,041	35,682	1,110,973
	2008	600,000	—	—	—	1,500,000	482,734	28,663	2,611,397

Jerry H. Godwin	2010	750,000	500,000	446,880	82,800	500,000	916,314	44,268	3,240,262
President of Murphy-Brown	2009	750,000	—	121,300	94,300	—	177,200	49,445	1,192,245
	2008	750,000	—	—	213,150	1,139,675	284,195	27,252	2,414,272

(1)  The principal position listed in the table for each Named Executive Officer was such individual’s title during fiscal 2010.

(2)  Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 47. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in “Note 15: Equity” to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2010.

(3)  For fiscal 2010, represents cash bonuses paid pursuant to awards made under the performance award component of the 2008 Plan. For fiscal 2009 and 2008, represents cash bonuses paid pursuant to awards made under the performance award component of the 1998 Plan. The fiscal 2010 awards are included in the “Grants of Plan-Based Awards” table appearing on page 42 of this proxy statement.

(4)  Represents the aggregate increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and non-tax-qualified supplemental pension plan accrued during fiscal 2010, fiscal 2009 and fiscal 2008. The change in the present value of the accrued pension benefits is impacted by variables such as additional years of service, age, and the discount rate used in the present value calculation. The Company changed its discount rate in valuing pension liabilities from 8.25% in fiscal 2009 to 6% in fiscal 2010 based on a similar decrease in corporate bond yields used to set the discount rate each year. The change in the discount rate resulted in a substantial increase in the present value of the pension benefits in fiscal 2010. The increase in the present value of the pension benefits does not reflect any changes in how our executives’ retirement benefits are determined under the pension plans. The table below shows the impact of the decrease in the discount rate and other variables on the present value of the Named Executive Officers’ pension benefits:

	C. Pope	R. Manly	G. Richter	R. Poulson	J. Godwin
2009 Present Value	$7,465,613	$1,654,317	$3,061,478	$2,835,549	$1,685,762

Change due to:
— Final average pay increase	0	0	21,207	0	48,714
— Additional year of service	266,629	71,927	644,522	257,777	210,720
— Discount Rate Change	4,205,333	898,897	391,978	332,037	656,880

Total Increase	$4,471,962	$970,824	$1,057,707	$589,814	$916,314

2010 Present Value	$11,937,575	$2,625,141	$4,119,186	$3,425,363	$2,602,075

The methodology used in calculating such increases, including the underlying assumptions, is described or referenced in the narrative discussion beginning on page 49 of this proxy statement.

(5)  Includes for fiscal 2010 Company matches under our 401(k) plan as follows: Mr. Pope—$4,900; Mr. Manly—$5,646; Mr. Richter—$4,900; Mr. Poulson—$4,438; and Mr. Godwin—$4,412. Also includes our incremental cost, as shown in the following table, of perquisites provided to the Named Executive Officers during fiscal 2010, consisting of: the personal use of Company aircraft, personal use of a car leased by us, including all operating and maintenance costs, excess life insurance, charitable contribution match and country club and social club memberships.

Name	Company Aircraft ($)	Company- Leased Automobile ($)	Excess Life Insurance ($)	Charitable Contribution Match ($)	Club Memberships ($)
C. Larry Pope	4,034	38,308	2,233	15,000	—
Robert W. Manly, IV	—	29,296	2,233	—	—
George H. Richter	—	24,357	5,133	—	—
Richard J.M. Poulson	—	30,852	2,862	—	—
Jerry H. Godwin	—	28,263	3,467	—	8,126

The value of perquisites is based on the estimated incremental cost to us, as follows:

•	for personal use of Company aircraft, the direct cost per flight hour as calculated from our records for Company-owned aircraft or as billed by third parties for chartered aircraft,

•	for Company-leased automobiles, 100% of the lease cost, repairs, maintenance and fees,

•

for excess life insurance (i.e., having a face amount of coverage in excess of $50,000), the amount of premiums paid by us, on behalf of the executive, during the fiscal year for such excess coverage, and

•	for club memberships, the cost of such memberships.

Also, includes fees for serving as a director of Campofrío Food Group, a company listed on the Madrid and Barcelona Stock Exchanges (“CFG”), of $78,000 for each of Mr. Pope and Mr. Poulson. The Company currently owns 37% of CFG.

(6)  Mr. Manly was named Executive Vice President on August 31, 2006 and served as interim Chief Financial Officer from January 1, 2007 to June 30, 2007. On July 1, 2008, he became Chief Financial Officer.

(7)  On April 28, 2008, Mr. Richter became President and Chief Operating Officer of the Pork Group. Prior to April 2008, he served as President of Farmland Foods.

GRANTS OF PLAN-BASED AWARDS

Name	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(3)			All other option awards: number of securities underlying options (4)(#)	Exercise of base price of option awards ($/sh)	Grant date value of stock and option awards (5)($)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Larry Pope
Annual Incentive Restructuring Incentive Stock Options PSUs	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	—	—	N/A	1,500,000	(1)	N/A	—	—	—	—	—	—
	7/6/09	6/16/09	—	—		—	—	—	—	100,000	13.30	552,000
	6/16/09	6/16/09	—	—		—	N/A	300,000	N/A	—	—	3,192,000

Robert W. Manly, IV
Annual Incentive Mid-year Incentive Stock Options PSUs PSUs	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	7/6/09	6/16/09	—	—		—	—	—	—	33,000	13.30	182,160
	6/16/09	6/16/09	—	—		—	N/A	100,000	N/A	—	—	1,064,000
	12/8/09	12/8/09	—	—		—	N/A	50,000	N/A	—	—	834,000

George H. Richter
Annual Incentive Long-Term Incentive Stock Options	—	—	N/A	2,000,000	(1)	N/A	—	—	—	—	—	—
	—	—	N/A	1,500,000	(2)	N/A	—	—	—	—	—	—
	7/6/09	6/16/09	—	—		—	—	—	—	50,000	13.30	276,000

Richard J.M. Poulson
Annual Incentive Mid-year Incentive Stock Options PSUs PSUs	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	7/6/09	6/16/09	—	—		—	—	—	—	33,000	13.30	182,160
	6/16/09	6/16/09	—	—		—	N/A	100,000	N/A	—	—	1,064,000
	12/8/09	12/8/09	—	—		—	N/A	50,000	N/A	—	—	834,000

Jerry H. Godwin
Annual Incentive Stock Options PSUs	—	—	N/A	500,000	(1)	N/A	—	—	—	—	—	—
	7/6/09	6/16/09	—	—		—	—	—	—	15,000	13.30	82,800
	6/16/09	6/16/09	—	—		—	N/A	42,000	N/A	—	—	446,880

(1)  Represents actual cash bonuses for fiscal 2010 paid pursuant to awards made under the performance grant component of the 2008 Plan. The payout amounts shown above are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Where the amount listed equals zero, no payout was made because the performance criteria were not met. See “Performance Based Cash Bonuses” below for a more detailed discussion of the performance criteria.

(2)  Represents the cash bonus that Mr. Richter may earn in fiscal 2012 pursuant to a long-term incentive award under the performance grant component of the 2008 Plan if certain performance criteria have been met. Since this amount has not yet been earned, it is not included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Performance Based Cash Bonuses” below for a more detailed discussion of the performance criteria.

(3)  All performance share unit awards for fiscal 2010 were granted pursuant to the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock. All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).

For the performance share units granted on June 16, 2009 to vest, the Company must achieve net income before deduction for income taxes of the Company as a whole (“Profits Before Tax”) of at least $100 million in any one of fiscal 2010, 2011, or 2012 (the “Performance Target”). If the Performance Target is met, these performance share units vest ratably over a three-year period from the date of grant.

For the performance share units granted on December 8, 2009 to vest, the Company’s debt to total capitalization must be 50% or less for each fiscal quarter through the second quarter of fiscal 2012. In addition, the Company’s cumulative capital expenditures for such period must not exceed the Company’s cumulative depreciation and amortization. See “Equity Incentive Awards” below for a more detailed discussion of the performance criteria.

(4)  All options granted for fiscal 2010 were pursuant to the 2008 Plan, have a seven year term and vest ratably over three years. All options are immediately exercisable in the event of and upon a Qualifying Change of Control (as defined in the 2008 Plan).

(5)  The grant date fair value of these option and performance share unit awards reflects the full accounting expense, as of the grant date, that will be recognized by us over the course of multiple years and does not necessarily represent the value that will be realized by the Named Executive Officer upon vesting or exercise.

Discussion for Summary Compensation Table and Grants of Plan-Based Awards

Performance-Based Cash Bonuses

For each of our executive officers, annual cash bonuses may be earned under awards made pursuant to the performance award component of the 2008 Plan. The annual awards utilize formulas set by the Compensation Committee at the beginning of the fiscal year, generally based on net profits of either the Company or a particular business unit or group, depending upon the scope of the executive’s duties. Net profits are generally defined as net income before deduction for income taxes and incentive payments to key employees. For awards based on the net profits of the Pork Group, net profits are defined as net income of the Pork Group before deduction for Pork Group restructuring charges and incentive payments to key employees. Because these awards are based on objective performance criteria measured over a period of one year, any bonuses earned pursuant to the awards appear both in the Grants of Plan-Based Awards table and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For fiscal 2010, the formulas used to calculate the annual performance-based bonus awards to the Named Executive Officers were as follows:

Name	Bonus Formula
Mr. Pope	• 0% of the first $100 million of Company net profits, • 1.5% of Company net profits in excess of $100 million and less than $400 million, and • 2% of Company net profits in excess of $400 million.

Mr. Manly

•   0% of the first $100 million of Company net profits,

•   0.50% of Company net profits in excess of $100 million and less than $400 million, and

•   0.75% of Company net profits in excess of $400 million.

Mr. Richter

•   0% of the first $100 million of the Pork Group net profits,

•   0.50% of the Pork Group net profits in excess of $100 million and less than $400 million, and

•   1.25% of the Pork Group net profits in excess of $400 million.

Name	Bonus Formula
Mr. Poulson	• Maximum of 0.75% of Company net profits, with the actual bonus to be established by the Compensation Committee at or below that level.

Mr. Godwin	• 0.70% of savings below budgeted hog raising costs at the Company’s Murphy-Brown subsidiary.

For purposes of these awards, net profits for the Company and the Pork Group for fiscal 2010 were as follows:

Company/Unit/Group	Net Profits
Company	$(185,580,266)
Pork Group	$533,031,359

For purposes of Mr. Godwin’s award, the savings below budgeted hog raising costs were $180,031,005.

In addition, the Compensation Committee approved a one-time performance-based award for Mr. Pope, under the 2008 Plan related to our previously announced Pork Group restructuring. Under the award, Mr. Pope received a one-time cash payment of $1.5 million upon the Compensation Committee’s certification that all of the following conditions were fulfilled:

•

as of any date on or after the last day of the third quarter of fiscal 2010 through and including the end of fiscal 2010, the Company achieves operating efficiencies in the Pork Group determined as an annualized projected cost savings run rate of $90 million compared to the annualized Pork Group cost run rate on May 3, 2009;

•	the successful closure and rationalization of six specified meat processing plants by March 15, 2010; and

•	not more than an aggregate of $60 million in capital expenditures is incurred to carry out the plant consolidations contemplated by the Pork Group restructuring.

In September 2009 (fiscal 2010), the Compensation Committee approved an incentive cash bonus award for Mr. Richter pursuant to the 2008 Plan. Under the award, Mr. Richter may receive a one-time cash payment of $1.5 million upon the Compensation Committee’s certification that the pre-tax profits of the Pork Group are not less than $1,412,000,000 for the period beginning August 3, 2009 and ending April 29, 2012. Pre-tax profits are generally defined as profits before deductions for inter-company royalties and income taxes.

In December 2009 (fiscal 2010), the Compensation Committee approved a mid-year incentive cash bonus award for each of Mr. Manly and Mr. Poulson pursuant to the 2008 Plan for the measurement period of November 2, 2009 to May 2, 2010 (the Company’s third and fourth quarters) of:

•	0% of the first $50 million of Company net profits, and

•	0.5% of Company net profits in excess of $50 million.

None of the corporate executives whose annual bonuses were based on Company net profits earned a bonus for fiscal 2010 because the Company incurred a loss for the year on a consolidated basis. Additionally, Messrs. Manly and Poulson did not earn mid-year bonuses based on the third and fourth quarters of fiscal 2010 because the Company did not have net profits in excess of $50 million for those two quarters on a consolidated basis. The

Compensation Committee exercised its discretion to reduce the annual bonuses for Mr. Richter from $3,162,892 to $2,000,000 due to the Company’s consolidated loss and for Mr. Godwin from $1,261,297 to $500,000 due to the continuing losses in the Hog Production Group.

Other Bonuses

We also pay discretionary cash bonuses to executive officers from time to time to reward elements of performance that are not reflected in the criteria for performance-based cash bonuses. In recognition of the significant contributions made by Messrs. Manly and Poulson to the success of the various financing projects the Company completed in fiscal 2010, the Compensation Committee awarded each a $500,000 bonus in December 2009 (fiscal 2010) with an additional bonus of $200,000 awarded to Mr. Poulson at the end of the year. In approving a $500,000 discretionary bonus for Mr. Godwin in December 2009, the Committee considered the significant contributions he made in helping to manage rising costs and reduce sow inventories over the last two years and that the Committee had previously exercised its negative discretion to eliminate a substantial annual incentive bonus Mr. Godwin was otherwise entitled to receive under his fiscal 2009 award.

Equity Incentive Awards

Each of the Named Executive Officers received an award of options in fiscal 2010 under the 2008 Plan granted at the “fair market value” of our common stock as such term is defined under the 2008 Plan. The options have a term of seven years and will become exercisable ratably over three years or, if earlier, upon the occurrence of certain “qualifying change of control” events (as defined in the 2008 Plan and detailed on page 51 herein).

All but one of the Named Executive Officers also received an award of performance share units in fiscal 2010 under the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock. The performance share units will also vest upon the occurrence of certain “qualifying change of control” events, as defined in the 2008 Plan.

For the performance share units granted on June 16, 2009 to vest, the Company must achieve Profits Before Tax of at least $100 million in any one of fiscal 2010, 2011, or 2012 (the “Performance Target”). If the Performance Target is met, these performance share units vest ratably over a three-year period from the date of grant.

For the performance share units granted on December 8, 2009 to vest, two performance conditions must be met. First, for each fiscal quarter through the second quarter of fiscal 2012, the Company’s Debt to Total Capitalization (as such terms are defined in the grant letter) must be 50% or less. “Debt” refers to the sum of the Company’s notes payable and long-term debt and capital lease obligations (including the current portion thereof) reduced by the Company’s cash and cash equivalents and “Total Capitalization” refers to the sum of Debt (as calculated above) and total equity, all as such terms are reflected in the Company’s consolidated balance sheets filed on Forms 10-K or 10-Q; provided, however, that (i) the impact on Debt and Total Capitalization of any business acquisition that occurs during the Performance Period shall be eliminated from the calculation and (ii) any non-cash charge for asset impairment that occurs during the Performance Period will be disregarded for purposes of determining Total Capitalization. Second, for the period beginning with the fiscal quarter beginning on November 2, 2009 and ending with the last fiscal quarter ending prior to December 7, 2011, the Company’s cumulative capital expenditures shall not exceed the Company’s cumulative depreciation and amortization, all as such terms are reflected in the Company’s consolidated statements of cash flows filed on Forms 10-K or 10-Q;

provided, however, that (i) any extraordinary individual capital expenditure by the Company (such as construction of a new processing facility) exceeding $25,000,000 within any 12-month period other than capital expenditures associated with the current Pork Group restructuring plan and (ii) any capital expenditures incurred in connection with the phase out of sow gestation crates will be disregarded for purposes of determining cumulative capital expenditures. If those performance conditions are met, these performance share units have two year cliff vesting from the date of grant.

Components of Total Compensation

In fiscal 2010, salary and bonus for the Named Executive Officers (including annual and other cash incentive bonuses earned pursuant to the performance award component of the 2008 Plan) averaged approximately 36% of their total compensation and constituted all, or almost all, of their total cash compensation. The principal components of non-cash compensation in fiscal 2010 were increases in the actuarial present value of the Named Executive Officers’ benefits under our pension plans and the aggregate grant date fair value of the equity incentive awards as computed in accordance with FASB ASC Topic 718. Consistent with our policy that a substantial portion of a Named Executive Officer’s potential cash compensation be based on performance, performance-based bonus awards for executive officers in recent years have ranged from 0% to 86% of total cash compensation depending on the performance of the Company, the relevant business unit or group and the individual executive. Because the Company incurred a loss on a consolidated basis in fiscal 2010 and the Compensation Committee reduced certain of the bonuses, performance-based bonus awards for all executive officers averaged only 49% as a percentage of total cash compensation in fiscal 2010. The substantial increase in the actuarial present value of future pension benefits, which is the case of the CEO represented over 40% of his total compensation, resulted from a decrease in the discount rate used to calculate the present value of the benefits and does not reflect any changes in how our executives’ retirement benefits are determined under the pension plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards(1)					Stock awards(2)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
C. Larry Pope		100,000	—	13.30	7/06/2016	—	—	300,000	(3)	5,622,000
		20,000		23.75	6/16/2018			8,000	(4)	149,920
		250,000		32.91	8/30/2016
	50,000			30.00	5/24/2014
	50,000			21.00	6/04/2012
	100,000			19.82	10/17/2011
	40,000			18.20	5/30/2011
Robert W. Manly, IV	—	33,000	—	13.30	7/06/2016	—	—	50,000	(5)	937,000
		10,000		23.75	6/16/2018			100,000	(3)	1,874,000
		50,000		32.40	6/11/2017			3,000	(4)	56,220
George H. Richter		50,000	—	13.30	7/06/2016	—	—	5,000	(4)	93,700
	15,000			23.75	6/16/2018
	25,000			31.86	6/02/2015
	25,000			30.00	5/24/2014
Richard J.M. Poulson		33,000	—	13.30	7/06/2016	—	—	50,000	(5)	937,000
	10,000			23.75	6/16/2018			100,000	(3)	1,874,000
	20,000			30.00	5/24/2014			3,000	(4)	56,220
Jerry H. Godwin		15,000	—	13.30	7/06/2016	—	—	42,000	(3)	787,080
		10,000		23.75	6/16/2018			2,000	(4)	37,480
		15,000		32.40	6/11/2017
	30,000			21.00	6/04/2012

(1)  For the options that expire on July 6, 2016, these options vest ratably over the course of three years and expire seven years from the date of grant. All other options vest upon the earlier of (i) five years from the date of grant and (ii) the grantee’s 65th birthday, and expire ten years from the date of grant.

(2)  Each performance share unit represents a contingent right to receive one share of common stock. All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).

(3)  For the performance share units granted on June 16, 2009 to vest, the Company must achieve Profits Before Tax of at least $100 million in any one of fiscal 2010, 2011, or 2012 (the “Performance Target”). If the Performance Target is met, these performance share units vest ratably over a three-year period from the date of grant.

(4)  The performance share units granted on August 27, 2008 vest in 20% increments once the volume-weighted average of the closing price of our common stock for 15 consecutive trading days equals or exceeds $26, $32, $38, $44 and $50. In addition, the executive officer must be employed by the Company one year from the date of grant for the performance share units to vest. These performance share units have a term of five years. Because the threshold performance measures were not met in fiscal 2010, the awards are shown at the threshold amounts (i.e., based on a $26 market price trigger).

(5)  For the performance share units granted on December 8, 2009 to vest, two performance conditions must be met. First, for each fiscal quarter ending until December 7, 2011, the Company’s Debt to Total Capitalization (as such terms are defined in the grant letter) must be 50% or less. Second, for the period beginning with the fiscal quarter beginning on November 2, 2009 and ending with the last fiscal quarter ending prior to December 7, 2011, the Company’s cumulative capital expenditures shall not exceed the Company’s cumulative depreciation and amortization, all as such terms are reflected in the Company’s consolidated statements of cash flows filed on Forms 10-K or 10-Q; provided, however, that (i) any extraordinary individual capital expenditure by the Company (such as construction of a new processing facility) exceeding $25,000,000 within any 12-month period other than capital expenditures associated with the current Pork Group restructuring plan and (ii) any capital expenditures incurred in connection with the phase out of sow gestation crates will be disregarded for purposes of determining cumulative capital expenditures. If those performance conditions are met, these performance share units have two year cliff vesting from the date of grant.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)($)	Number of shares acquired on vesting (#)	Value realized on vesting
C. Larry Pope	60,000	373,362	—	—
Robert W. Manly, IV	—	—	—	—
George H. Richter	—	—	—	—
Richard J.M. Poulson	—	—	—	—
Jerry H. Godwin	—	—	—	—

(1)  The value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price. The market price is based on the last sales price of our common stock as reported by the NYSE.

PENSION BENEFITS

(As of May 2, 2010)

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
C. Larry Pope	Smithfield Foods Pension Plan	29	574,061	0
	Supplemental Pension Plan	29	11,363,515	0

Robert W. Manly, IV	Smithfield Foods Pension Plan	14	253,572	0
	Supplemental Pension Plan	24	2,371,569	0

George H. Richter	Farmland Foods Pension Plan	34	1,422,843	0
	Supplemental Pension Plan	6	2,696,342	0

Richard J.M. Poulson	Smithfield Foods Pension Plan	12	361,974	0
	Supplemental Pension Plan	12	3,063,389	0

Jerry H. Godwin	Smithfield Foods Pension Plan	9	281,481	0
	Supplemental Pension Plan	9	2,320,594	0

Discussion of Retirement Plans

We sponsor tax-qualified pension plans covering substantially all of the Company’s salaried employees. All of the Named Executive Officers participate in one of our tax-qualified salaried pension plans (the “Salaried Pension Plans”) and the non-tax-qualified Supplemental Pension Plan (the “Supplemental Plan”).

The tax-qualified plans provide for retirement benefits that generally are a function of a participant’s average compensation during his or her highest five consecutive calendar years during the last ten years of employment (“Final Average Earnings”) and aggregate years of service. The Supplemental Plan provides a retirement benefit which is the benefit calculated under the Smithfield Foods Salaried Pension Plan, but without application of compensation and benefit limits under federal tax laws, reduced by the benefit payable from the relevant tax-qualified plan. The Supplemental Plan is maintained so that we can provide a retirement benefit for all salaried employees that is approximately the same percentage of their earnings from the Company.

The retirement benefit under the Salaried Pension Plans is a lifetime benefit payable at age 65 equal to the sum of (i) 0.8% of Final Average Earnings and (ii) 0.9% of Final Average Earnings in excess of Social Security Covered Compensation, with that sum multiplied by the years of service with the Company. Social Security Covered Compensation is determined annually by the Internal Revenue Service and represents an average of the amount of wages subject to Social Security taxes over a period of years. Compensation for purposes of Final Average Earnings is the participant’s W-2 wages reduced by any income from the exercise of stock options. For Named Executive Officers, such compensation includes salary, bonus and non-equity incentive plan compensation, each as shown in the Summary Compensation Table. For the tax-qualified plans, compensation for purposes of calculating accruals is limited to $245,000 for calendar year 2010 as set by the Internal Revenue Service. The Supplemental Plan limits Final Average Earnings for purposes of calculating accruals to $5,000,000.

If a participant does not commence receiving benefits by age 65, the participant is entitled to a late retirement benefit which is the greater of the benefit calculated at the participant’s normal retirement date actuarially increased to the actual retirement date or the benefit calculated at actual retirement date. A participant is eligible for early retirement after age 55 with five years of vesting service (age 60 for the Supplemental Plan).

The early retirement benefit payable is the accrued benefit payable at age 65 reduced by 0.5% for each month that the early retirement date precedes the normal retirement date.

The normal form of benefit for the Salaried Pension Plans and the Supplemental Plan is a single life annuity with monthly payments paid over the life of the participant. Married participants receive joint and 50% survivor annuity with actuarially reduced monthly payments paid until the death of the participant and his or her spouse. The other optional forms of retirement benefit in the Salaried Pension Plans include joint and 66.67%, 75% or 100% annuities, and a ten-year certain and continuous annuity with payments guaranteed for ten years even if the participant dies. The Supplemental Plan also includes a five-year installment payment option in which the lump sum value of the single life annuity is calculated based on factors specified in the Supplemental Plan and mandated by the Internal Revenue Service and then 90% of that value is paid in five annual principal installments with interest credited on the unpaid installments at the same interest rate that is used to calculate the lump sum value (currently segmented rates of 3.13% for the first 5 years, 5.07% for the next 15 years and 5.50% for 20 or more years).

The present value of each Named Executive Officer’s accumulated benefits under the plans, as shown in the above table, has been calculated in accordance with the benefit formulas described above and using the same assumptions as are used by us for financial reporting purposes under generally accepted accounting principles (except that retirement age is assumed to be the normal retirement age of 65). Those assumptions are incorporated herein by reference to “Note 13: Pension and Other Retirement Plans” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2010.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE ($)
C. Larry Pope	—	—	—	—	—
Robert W. Manly, IV	—	—	—	—	—
George H. Richter	—	—	—	—	—
Richard J.M. Poulson	—	—	—	—	—
Jerry H. Godwin	—	—	—	—	—

(1)  The Company does not offer any nonqualified deferred compensation plans or arrangements.

ESTIMATED PAYMENTS UPON SEVERANCE OR CHANGE-IN-CONTROL

Stock Options Granted Prior to Fiscal 2010

Our 1998 Plan provides for accelerated vesting of all unvested stock options previously awarded upon a change of control. This acceleration is applicable to all employees covered by the 1998 Plan. A “Change of Control” is defined to include generally:

•	the acquisition, other than from Smithfield, by a person or group of 20% of the outstanding shares of common stock or 20% of the combined voting power of our then outstanding voting securities,

•

the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors,

•

approval by our shareholders of a reorganization, merger or consolidation if the owners of our common stock and voting securities immediately prior to such transaction do not own more than 50% of our outstanding shares of common stock and the combined voting power of the outstanding voting securities resulting from such transaction, or

•	approval by our shareholders of a complete liquidation or dissolution of Smithfield or the sale of all or substantially all of our assets.

The Compensation Committee, which administers the 1998 Plan, may also accelerate the expiration date of outstanding options in the event of a Change of Control.

Performance Share Units and Stock Options Granted in Fiscal 2010

The 2008 Plan allows the Compensation Committee to establish as to each award of performance share units the terms and conditions upon which the performance share units will be earned, vest and be paid. The Compensation Committee may, in its discretion and without limitation, provide in the grant agreement for the performance share units that vesting will accelerate upon a Change of Control or Qualifying Change of Control. Pursuant to the grant agreement for the performance share units awarded in fiscal 2010, in the event of a Qualifying Change of Control, all unvested performance share units will be fully vested and payment for vested performance share units will be made immediately. The date of a Qualifying Change of Control will be considered a payment date.

The 2008 Plan allows the Compensation Committee to establish as to each award of stock options the terms and conditions upon which the stock options will vest. The Compensation Committee may, in its discretion and without limitation, provide in the grant agreement for the stock options that vesting will accelerate upon a Change of Control or Qualifying Change of Control. In the grant agreement for the stock options awarded in fiscal 2010, in the event of a Qualifying Change of Control, all unvested stock options will be fully vested.

A “Qualifying Change of Control” is defined to include generally:

•

the acquisition by a person or group, together with the Smithfield stock already held by the person or group, of more than 50% of the total fair market value or total voting power of the Smithfield stock;

•	the acquisition by a person or group within a twelve-month period of 30% or more of the total voting power of the Smithfield stock;

•

the replacement of a majority of members of the Board of Directors during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

•

the acquisition by a person or group within a twelve-month period assets from Smithfield equal to 40% or more of the total gross fair market value of all of the assets of Smithfield immediately prior to such acquisition or acquisitions.

Early Vesting Table

The following table sets forth the intrinsic value of the currently unvested stock options and unvested performance share units held by the Named Executive Officers as of May 2, 2010, assuming a Change of Control or Qualifying Change of Control, respectively, occurred on that date.

Name	Early Vesting of Stock Options	Early Vesting of Performance Share Units
C. Larry Pope	$544,000	$6,371,600
Robert W. Manly, IV	$179,520	$3,092,100
George H. Richter	$272,000	$468,500
Richard J.M. Poulson	$179,520	$3,092,100
Jerry H. Godwin	$81,600	$974,480

We are not obligated to provide any other payments or benefits to our Named Executive Officers upon a change of control. Further, we have no contracts, agreements or other arrangements with our Named Executive Officers that provide for payments following termination.

RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Smithfield and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics (the “Code”) the administration of which is overseen by the Audit Committee. All employees and members of the Board of Directors agree to be bound by the Code. As a supplement to the Code, the Audit Committee adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which Smithfield is a party and in which a “related person” has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, director nominees and executive officers. Such information is first reviewed and assessed by our Chief Legal Officer to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of Smithfield and its shareholders and is in compliance with the Code.

Transactions

Each of the following transactions has been ratified by the Audit Committee pursuant to the policy described above.

Joseph W. Luter, III

On August 30, 2006, we entered into a Consulting Agreement (the “Consulting Agreement”) with Joseph W. Luter, III, our Chairman. Under the Consulting Agreement, Mr. Luter, III agrees to provide consulting services to us for a period of one year, with such period subject to extension in annual increments by the consent of both parties (the “Consulting Period”). The current Consulting Period ends on August 30, 2010 and the parties have agreed it will not be extended. The consulting services to be provided by Mr. Luter, III under the Consulting Agreement include cooperating with the management transition at the Company due to Mr. Luter, III’s retirement, providing strategic advice on major acquisitions, and providing strategic and operational advice on the execution of the corporate commodity hedging strategy. In addition to providing the consulting services, Mr. Luter, III also agrees to serve as non-executive Chairman of the Board during the Consulting Period if he is elected as such.

Under the terms of the Consulting Agreement, we pay Mr. Luter, III $83,333.33 per month plus such compensation and benefits as are afforded to our non-employee directors. Mr. Luter, III is also entitled to (i) an office with secretarial and other support, (ii) use of Company-owned aircraft within specified policies for business and personal use (provided that he reimburses us for the incremental cost for any personal use), and (iii) health care coverage comparable to that received by him prior to his retirement.

The Consulting Agreement provides that Mr. Luter, III is eligible to receive incentive awards during the term of the agreement. The Compensation Committee has developed an annual incentive bonus arrangement for Mr. Luter, III, which is tied to the specific categories of service that Mr. Luter, III provides under his consulting agreement as follows:

•	For providing strategic and operational advice on the execution of our commodity hedging strategy, Mr. Luter, III is eligible for a discretionary bonus of up to $2,000,000.

•	Mr. Luter, III is eligible for an additional discretionary bonus of up to $4,000,000 based upon the following criteria:

—	the Compensation Committee’s assessment of Mr. Luter, III’s contribution to the identification of potential acquisition opportunities, the successful completion of our acquisitions in which he is substantially involved and the extent to which those acquisitions are expected to improve our performance, with special consideration being given to near-term accretion, and

—	the Compensation Committee’s assessment of the overall value of the strategic advice he provides to the chief executive officer in improving both short-term and long-term profitability.

The Compensation Committee believes that the strategic and operational advice provided by Mr. Luter, III during fiscal 2010 was of significant benefit to the Company and ordinarily would have entitled him to a substantial bonus. However, in recognition of the Company’s consolidated financial results in fiscal 2010, we did not pay a bonus to Mr. Luter, III in fiscal 2010.

During the Consulting Period, Mr. Luter, III agrees that he will not, without our prior written consent, engage in competition with us by being associated with any business entity which engages in the business of hog production, cattle feeding or meat processing anywhere in the world where we have operations or sales. Mr. Luter, III also agrees, during the Consulting Period and for a period of two years following the Consulting Period, not to solicit our employees or customers for the purpose of competing with us.

Transactions with COFCO Corporation and its affiliates

On June 30, 2008, we entered into a Purchase Agreement with COFCO (Hong Kong) Limited, a Hong Kong company (“COFCO (Hong Kong)”), and Starbase International Limited, a British Virgin Islands company and subsidiary of COFCO (Hong Kong) (“Starbase”). COFCO Corporation is the ultimate parent entity of both COFCO (Hong Kong) and Starbase. COFCO Corporation and certain of its affiliates, including COFCO (Hong Kong) and Starbase, are referred to herein collectively as “COFCO”. Under the terms of the Purchase Agreement, we sold 7,000,000 shares of our common stock to Starbase at $17.45 per share, which was equal to the closing price per share of our common stock on July 1, 2008, the date we priced our offering of convertible senior notes.

COFCO’s investment in us is passive in nature and the Purchase Agreement contains customary standstill provisions, including a prohibition against acquiring more than 9.9% of our outstanding shares. COFCO’s obligations under the standstill provisions terminate at such time as COFCO owns less than 2% of our then outstanding shares but may be reinstated if, within one year thereafter, COFCO acquires any shares that result in its owning, in the aggregate, 2% or more of our then outstanding shares.

In connection with the sale of the shares to Starbase, we agreed to nominate Mr. Ning for election as a director at the 2008 Annual Meeting. If Mr. Ning dies or ceases to be the chairman or a senior executive officer of COFCO Corporation during the three years following the 2008 Annual Meeting, we have agreed to appoint as his replacement an alternative chairman or senior executive officer of COFCO Corporation who is reasonably acceptable to our Nominating and Governance Committee who will serve for the balance of such three-year period, subject to any required shareholder approval during such period. In the event that COFCO transfers any shares of our common stock and, following such transfer, owns in the aggregate less than 2% of our then outstanding common shares, we may request that COFCO (Hong Kong) cause Mr. Ning or his replacement, if applicable, to resign as a director, whereupon we will have no further obligations with respect to the appointment or nomination for election of Mr. Ning or any other nominee of COFCO to our Board. If during any term as a director, Mr. Ning or such other COFCO nominee no longer serves as the chairman or a senior executive officer of COFCO Corporation, we may request that COFCO (Hong Kong) cause Mr. Ning or such other COFCO nominee, as the case may be, to resign as a director.

In November 2009, we sold to COFCO Corporation our investment in Farasia, a 50/50 Chinese joint venture formed in 2001, for RMB 97.0 million ($14.2 million at the time of the transaction). Our director, Mr. Ning, is the chairman of COFCO Corporation.

Wendell H. Murphy, Sr.

We have business relationships with certain entities owned in whole or part by Wendell H. Murphy, Sr., a director, and his family members. Each of these entities owns farms that produce and grow hogs under contract with Murphy-Brown LLC, one of our subsidiaries. We advance associated farm and other support costs to most of these entities and we are subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2010 are set forth below.

•	Wendell H. Murphy, Jr., Mr. Murphy’s son, holds a 43% interest in Arrowhead Farms, Inc. to which we made payments of $1,327,000.

•

Wendell H. Murphy, Sr. holds a 1% interest and Wendell H. Murphy, Jr. holds a 99% interest in DM Farms of Rose Hill LLC to which we made payments of $30,608,000 and from which we received payments of $241,000.

•

Wendell H. Murphy, Jr. and Wendy Murphy Crumpler, Mr. Murphy’s daughter, each have a 40% interest in Enviro-Tech Farms, Inc. to which we made payments of $3,727,000 and from which we received payments of $61,000.

•

Wendell H. Murphy, Jr. holds a 14% interest in Golden Farms, Inc., a 50% interest in Lisbon 1 Farm, Inc., and a 29% interest in Triumph Associates to which we made payments of $1,338,000, $1,309,000, and $1,297,000, respectively, and from which we received payments of $15,000, $105,000 and $9,000, respectively.

•	Wendy M. Crumpler and her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which we made payments of $2,374,000 and from which we received payments of $28,000.

•

Wendy M. Crumpler and Wendell H. Murphy, Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which we made payments of $508,000 and $2,461,000, respectively, and from which we received payments of $0 and $30,000, respectively.

Our business relationships with the Murphy family entities exist primarily as a result of our acquisition of Murphy Family farms in 2000. The so-called “anti-corporate farming” laws of certain states, including Missouri, precluded us from acquiring certain farms owned by the Murphy family. Consequently, the farms were excluded and retained by the sellers. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Indemnification Obligations for Missouri Litigation

Premium Standard Farms (“PSF”) is a wholly-owned subsidiary that we acquired on May 7, 2007 when our wholly-owned subsidiary merged with and into PSF. PSF is a party to certain of the Missouri Litigation more fully described in “Item 3. Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended May 2, 2010.

At the time of the merger, CGC was a significant shareholder of PSF and as a result of the merger CGC became a beneficial owner of more than 5% of our common stock. As of June 30, 2010, CGC is a beneficial owner of 7.9% of the outstanding shares of our common stock. Paul J. Fribourg, CGC’s Chairman, Chief Executive Officer and President, served as one of our directors and Michael J. Zimmerman, Executive Vice President and Chief Financial Officer of CGC, served as our advisory director from the date of the merger until September 2009.

In one of the Missouri lawsuits applicable to PSF described in the Annual Report on Form 10-K, in March 2010, a jury trial involving 15 plaintiffs who live near Homan farm resulted in a verdict of compensatory damages for the plaintiffs for a total of $11,050,000. In June 2010, the defendants filed their Notice of Appeal. Pursuant to an arrangement that pre-exists the merger, PSF is obligated to indemnify CGC for certain liabilities, if any, resulting from the Missouri Litigation, including any liabilities resulting from the foregoing verdict.

Others

McGuireWoods LLP, of which Robert L. Burrus, Jr., a director, is Chairman Emeritus and Senior Partner, provides us legal services. During fiscal 2010, we paid McGuireWoods LLP approximately $10,513,508 for such services. Although Mr. Burrus is not an independent director under NYSE or other applicable standards, the Board considers Mr. Burrus’ judgment as a director not to be impaired by the Company’s relationship with McGuireWoods LLP. Among the facts the Board has considered in this regard are that (i) McGuireWoods LLP is merely one of a number of law firms engaged by the Company in the ordinary course of business; (ii) the fees paid to McGuireWoods LLP have typically represented about 2% or less of that firm’s gross revenues; (iii) Mr. Burrus no longer shares in the profits and losses of that firm but instead receives fixed compensation, and (iv) the services that Mr. Burrus personally provides to the Company are predominately in his capacity as a director rather than as an attorney.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC with the remaining ownership interest held by two employees of Murphy-Brown LLC, our subsidiary. JCT owns certain farms that produce hogs under contract with Murphy-Brown. In fiscal 2010, we made payments totaling $8,027,000 to JCT for the production of hogs and received payments totaling $3,118,000 from JCT for reimbursement of associated farm and other support costs. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Joseph W. Luter, IV, son of Joseph W. Luter, III, is an executive officer and serves as Executive Vice President. In fiscal 2010, his salary and bonus totaled $1,100,000. In addition, Mr. Luter, IV was awarded options to purchase 33,000 shares of Company stock at an exercise price of $13.30 per share and 80,000 performance share units which vest ratably over a three-year period provided the Company achieves Profits Before Tax of at least $100 million in any one of fiscal 2010, 2011 or 2012. During fiscal 2010, Mr. Luter, IV also received $47,993 in perquisites from the Company (which includes our incremental costs as follows: $31,041 for personal use of Company aircraft; $16,350 for personal use of a car leased by us, and $602 in excess life insurance).

Jason Richter, son of George H. Richter, an executive officer, is employed by us as President of Smithfield International. In fiscal 2010, his salary and bonus totaled $413,786.

Hon. Paul S. Trible, Jr., a director, is President of Christopher Newport University. In fiscal 2010, the Smithfield-Luter Foundation contributed $500,000 to the university. The Smithfield-Luter Foundation is a non- profit organization that acts as the philanthropic wing of the Company and our chairman, Joseph W. Luter, III.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent directors listed above under “Corporate Governance—Committees of the Board of Directors and Meetings” and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors and reviewed annually by the Audit Committee. Each of the members of the Audit Committee is “independent” as defined by the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has sole authority to retain, oversee, terminate and determine the compensation of the independent auditors. In accordance with Audit Committee policy and the requirements of law, all services to be provided by the independent auditors are required to be pre-approved by the Audit Committee or, between meetings, by the Chair of the Audit Committee. Any decision by the Chair of the Audit Committee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

The Company has an Internal Audit department that operates under a written charter approved by the Audit Committee. The head of the Internal Audit department reports directly to the Audit Committee on a functional basis. The responsibilities of the Internal Audit department include reviewing and evaluating the adequacy and integrity of internal control systems relating to, among other things, the reliability and integrity of the Company’s financial information, the safeguarding of the Company’s assets and the Company’s compliance with applicable laws and regulations. The head of the Internal Audit department regularly reports to the Audit Committee on internal audit findings and the status of corrective actions taken to improve the Company’s business processes and procedures.

The Audit Committee met nine times during fiscal 2010. At its meetings, the Audit Committee receives reports and holds discussions with representatives of the Company’s management, the Internal Audit department and the independent auditors. Meetings are held periodically at an operating facility of one of the Company’s subsidiaries at which, in addition to its regular agenda, the Audit Committee receives reports from, and holds discussions with, the subsidiary’s management and receives an in-depth tour of the facility to enhance the committee members’ understanding of that subsidiary’s business operations and the risks associated therewith. The Audit Committee regularly has private, separate sessions with each of management, the head of the Internal Audit department and the independent auditors at which candid discussions take place regarding accounting, internal controls, financial management and other matters. The Audit Committee also regularly receives reports directly from Company or subsidiary managers responsible for key business functions relating to risk or financial management. In between meetings of the Audit Committee, the Chair of the Audit Committee regularly has discussions with management, the internal auditors and the independent auditors and reports on the matters discussed to the rest of the Audit Committee either before or at the next meeting, as circumstances warrant.

The Audit Committee reviews and discusses with both management and the independent auditors each of the Company’s quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of such documents with the SEC. As part of this review, the Audit Committee considers the audit and review reports prepared by the independent auditors, as well as related matters such as the quality of the Company’s accounting principles and the clarity and completeness of the Company’s financial and other disclosures. The Audit Committee engages in a similar review and discussions regarding the Company’s financial results before the publication of the Company’s quarterly earnings press releases. In addition, the Audit Committee reviews and discusses with management the Company’s proxy materials for each annual meeting of shareholders prior to the filing and distribution of such materials.

In accordance with NYSE requirements, the Audit Committee has overseen the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These procedures, which are incorporated into the Company’s Code of Business Conducts and Ethics (the “Code”), include an anonymous telephone hotline pursuant to which Company employees may report, on a confidential basis, concerns regarding questionable accounting or auditing matters. The head of the Internal Audit department regularly reports to the Audit Committee on complaints or concerns received by the Company pursuant to the Code or through the telephone hotline and the actions taken by the Company in response. In addition, the chair of the compliance committee that administers the Code reports periodically to the Audit Committee on the administration of the Code.

The Audit Committee has adopted a written policy setting out procedures and standards for the review and approval or ratification of significant transactions with the Company in which related parties (including directors and executive officers) have a material interest. The purpose of these policies and procedures is to identify and evaluate transactions or other arrangements which could create conflicts of interest, raise independence concerns or require public disclosure. The Audit Committee reports all of its findings to the Board of Directors.

The independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Disclosures with Audit Committees) and the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee considered whether the auditors’ provision of services to the Company beyond those rendered in connection with the audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee has concluded that such services did not compromise the independence of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with management the assessment and report by management on the effectiveness of the Company’s internal control over financial reporting as of May 2, 2010, which management is required to perform under Section 404 of the Sarbanes-Oxley Act and related rules. The Audit Committee has also reviewed and discussed with the independent auditors their review and report on the Company’s internal control over financial reporting. Each of these reports has been published in the Company’s Annual Report on Form 10-K for the year ended May 2, 2010 and included in the Company’s Annual Report to Shareholders for fiscal 2010. Throughout fiscal 2010, the Audit Committee received regular reports from management, the internal auditors and the independent auditors regarding management’s plan for testing controls and the results of such testing.

The Audit Committee has reviewed with both management and the independent auditors the Company’s audited financial statements for the fiscal year ended May 2, 2010. This review included discussions with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The review also included discussions with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements, including the disclosures related to critical accounting policies.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending May 1, 2011.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John T. Schwieters, Chair

Frank S. Royal, M.D.

Melvin O. Wright

PROPOSAL 2

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending May 1, 2011 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending April 29, 2012. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2011 to stand unless the Board of Directors finds other reasons for making a change.

Pre-Approval Policy and Procedures

The services performed by Ernst & Young in fiscal 2010 were pre-approved in a manner consistent with the Audit Committee’s pre-approval policy and procedures. The policy requires that all services to be performed by the independent auditors be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $100,000 may be approved by the Chair of the Audit Committee if it is not practicable to obtain the approval of the full committee, provided that any such approval is presented to the full Audit Committee at its next scheduled meeting.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, statutory audits of certain foreign subsidiaries, and assistance with and review of SEC filings, including consents and comment letters) for fiscal 2010 and fiscal 2009 were $3,707,657 and $3,737,064, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in fiscal 2010 and fiscal 2009 for audit-related services not otherwise reported in the preceding paragraph (on-line research tool) were $2,500 and $3,380, respectively.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2010 and fiscal 2009 for tax return preparation and tax planning services were $1,301,174 and $954,826, respectively.

All Other Fees.    In fiscal 2010, Ernst & Young provided insurance recovery services for an insurance claim related to the fire at our Patrick Cudahy processing facility. In fiscal 2010, fees for these services totaled $1,800,000 and there were no other fees billed by Ernst & Young for any other services. There were no other fees billed by Ernst & Young in fiscal 2009 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending May 1, 2011.

PROPOSAL 3

SHAREHOLDER PROPOSAL

We have been advised that the Humane Society of the United States, 2100 L Street, NW, Washington, DC 20037 (owning 665 shares of common stock) intends to present the following resolution at the Annual Meeting of Shareholders. Your Board of Directors recommends a vote AGAINST this shareholder proposal. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below exactly as submitted to us by the proponent. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

RESOLVED, shareholders encourage the Board of Directors to issue a statement to Butterball LLC (“Butterball”) urging the phase-in, within five years, of controlled-atmosphere killing (CAK) for all Butterball turkeys. If made, the statement should be issued by November 2010, and made available to Smithfield’s shareholders via the company’s website.

Supporting Statement

Through a wholly-owned subsidiary, Smithfield owns 49% of Butterball, which uses a slaughter method that results in product quality and yield problems, increased risk to workers and poor animal welfare. As a 49% stakeholder, Smithfield can exert considerable influence and urge Butterball to phase-in CAK; for the following reasons, we believe it is in shareholders’ best interest for Smithfield to make that recommendation:

In Butterball’s slaughter plants, workers manually pull live turkeys from crates and force their legs into metal shackles. This process causes animal welfare problems like broken bones, bruising and hemorrhaging, which also lower product quality and yield. Workers at a Butterball facility in Arkansas were documented punching and kicking live birds, stomping on birds’ heads, and sexually assaulting them.

While hung upside down in shackles, birds are dragged through a trough and shocked with electrified water and have their throats cut, often while they are conscious. Next, birds are immersed in a tank of scalding water; some birds enter this tank conscious resulting in further animal welfare and product contamination problems (live birds defecate in the tanks). All birds killed by drowning in the scald tank are condemned and the entire carcass is deemed unfit for human consumption.

With CAK, birds are placed in chambers while still in their transport crates, where their oxygen is replaced with inert gasses, rendering them unconscious and then killing them. Workers never handle live birds, and there is no chance for live throat-cutting or scalding.

Dr. Temple Grandin, a scientific advisor to Smithfield, writes that “overall bird welfare would be improved with gas stunning” and that “The U.S. poultry industry should move toward” this method. Indeed, numerous U.S. turkey companies have reported benefits from switching to CAK. The manager of one such company told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.”

Because of its many benefits, the cost of switching to CAK can be recouped in as little as one year.

Despite its numerous benefits and quick return-on-investment time, Smithfield has not shown any meaningful progress toward urging Butterball to adopt CAK.

Clearly, it is in the company’s best interests that shareholders vote FOR this resolution, which is a matter of significant public policy (due to its positive animal welfare implications) and could improve the operations of a company in which Smithfield owns a 49% stake.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

At Smithfield, we are committed to being an industry leader in animal welfare practices. Along with food safety and product quality, one of our top priorities is to assure the respectful and humane treatment of the animals we own or process. In furtherance of this, we have developed a comprehensive animal welfare management system that we believe is unmatched in the industry. In order to continuously improve our animal welfare practices, we actively monitor current research and emerging technologies that may be relevant to our operations and practices, including the use of gas systems in the slaughter process.

Currently, we hold an indirect minority interest in Butterball. As a minority shareholder we have no control over the operations at Butterball’s facilities. Yet as a significant stakeholder in the company, we believe that we have the opportunity and responsibility to try to promote improvements, if needed, in how animals are treated at Butterball. Therefore we have been actively monitoring the current research regarding the use of CAK in the poultry industry. We have found that to date, the research remains inconclusive as to whether CAK is truly a better alternative to the conventional stunning methods used by most of the United States poultry industry.

Several organizations have studied CAK and its possible use in the poultry industry and concluded that the improvements to animal welfare are inconclusive, at best. These organizations include the National Chicken Council, the American Humane Association, the American Association of Avian Pathologists and the American College of Poultry Veterinarians, among others. Each of these organizations has concluded that it is too soon to claim that CAK is more humane than conventional stunning methods used in the U.S. poultry industry, and that more research must be done.

We agree that gas systems for poultry slaughter are worthy of further study and review. As more studies are conducted and new procedures become available, we will continue to consider and discuss the desirability and feasibility of different slaughter techniques with Butterball, including CAK. As we analyze different slaughter techniques and evolving technologies, we must consider several other important factors in addition to animal welfare. These include food safety, product quality, the safety of our employees involved in the slaughter process, technical difficulties in operating equipment and procedures, environmental factors and expected costs. Today, too many important questions remain unexamined and unanswered regarding the use of CAK in the poultry industry.

Therefore, it is not in the Company’s best interest to recommend this slaughter technique to Butterball at this time.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

PROPOSAL 4

SHAREHOLDER PROPOSAL

We have been advised that Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda MD 20814, on behalf of the Summit S&P Mid Cap Index Portfolio (owning 15,385 shares of common stock) intends to present the following resolution at the Annual Meeting of Shareholders. Your Board of Directors recommends a vote AGAINST this shareholder proposal. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below exactly as submitted to us by the proponent.

Proposal

WHEREAS: In 2007, the Intergovernmental panel on Climate Change’s Fourth Assessment Report states it is “very likely” that anthropogenic greenhouse gas emissions have heavily contributed to global warming.

The 2006 Stern Review on the Economics of Climate Change, led by the former chief economist at the World Bank, “estimates that if we don’t act, the overall costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.”

In 2008, the United Stated Department of Agriculture reported that “No matter the region, weather and climate factors such as temperature, precipitation, CO2 concentrations, and water availability directly impact the health and well-being of plants, pasture, rangeland, and livestock.” Specifically, “Climate change affects average temperatures and temperature extremes; timing and geographical patterns of precipitation…; the frequency of disturbances, such as drought, insect and disease outbreaks, severe storms, and forest fires…; and patterns of human settlement and land use change,” which directly impact crop yields and meat production.

Increasingly investors believe that there is an intersection between climate change and corporate financial performance. Goldman Sachs reported in May 2009, “We find that while many companies acknowledge the challenges climate change presents…there are significant differences in the extent to which companies are taking action. Differences in the effectiveness of response across industries create opportunities to lose or establish competitive advantage, which we believe will prove increasingly important to investment performance.”

In 2006, the United Nations Food and Agriculture Organization reported that “livestock are responsible for 18 percent of greenhouse gas emissions, a bigger share than that of transport.”

In 2010, the Environmental Protection Agency reported that methane emissions—a GHG “more than 20 times more potent than carbon dioxide”—from manure management have increased by 54 percent since 1990, where “the majority of this increase was from swine and dairy cow manure.”

Smithfield, the world’s largest producer of pork, does not currently disclose the climate change impact of its total operations, as it does not report levels of emission from animal-related sources, such as manure management.

Non-animal-related emissions data (derived from fuel burning activities) currently reported by Smithfield show an overall increase of 17 percent in GHG emissions, including 14 percent increase in methane, 76 percent increase in nitrous oxide, and 17 percent increase in carbon dioxide levels relative to 2007.

Major food product companies, such as Walmart, Heinz, and other members of the CDP Supply Chain project, are beginning to take into account the total emissions footprint of their suppliers.

Information from corporations on their greenhouse gas emissions and reduction strategies is essential to investors as they assess the strengths of corporate securities in the context of climate change.

RESOLVED: Shareholders request that within six months of the 2010 annual meeting, the company adopt quantitative goals for reducing total greenhouse gas emissions from its operations, including animal-related sources, and report to shareholders on its plans to achieve these goals, omitting proprietary information and prepared at reasonable cost.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

We are committed to providing good food, responsibly. At Smithfield, we strive to minimize the environmental impact of our meat production and processing operations by developing and using new technologies and methods that are both socially responsible and cost-effective. A decade ago, Smithfield adopted an aggressive environmental policy that committed us to environmental performance goals based on continuous improvement, innovation and technology development.

In 2006, we established uniform, automated protocols for environmental metric measurement and reporting. These protocols were implemented across the Company in 2007. We provide a year-to-year comparison of this information in our Corporate Social Responsibility Report which covers a variety of environmental concerns, including water use, electricity consumption, natural gas use, liquid propane gas use, and green house gas omissions. More importantly, we use these measurements to set Company-wide goals designed to reduce the impact of our operations on the environment and to gauge our success at meeting these goals.

In the supporting statement to this proposal, the proponent refers to the GHG emissions data included in our 2008/09 Corporate Social Responsibility Report. We recently published our 2009/10 Corporate Social Responsibility Report, and the new numbers disclosed tell a more complete story. Since 2007 we have decreased our measured GHG emissions by 4%, including a 34% decrease in methane, a 93% decrease in nitrous oxide, and a 3% decrease in carbon dioxide levels. There are several factors that have influenced these results. For example, the reported increase in GHG emissions in 2008 was partly due to improved reporting at existing facilities as well as the addition of newly acquired facilities. Similarly, the decrease in GHG emissions in 2009 was in part due to the sale of our Beef Group in 2008.

We track and report greenhouse gas emissions using the widely-accepted Greenhouse Gas Protocol developed by the World Resources Institute and the World Business Council for Sustainable Development. The proponent criticizes our reporting methods because they do not include levels of emissions from animal-related sources. But we do not report on emissions from animal-related sources because currently, there is no uniformly accepted protocol for measuring, tracking and comparing the carbon footprint of animals. More research and data is necessary before we can begin to track the GHG emissions from our animals in a manner that will generate both accurate and meaningful information. But progress is being made. Significant efforts are underway by the National Pork Board (the “NPB”) to better understand the carbon footprint of pork, including developing a detailed, in-depth life-cycle assessment of the on-farm animal production component covering all aspects of raising the animals, including practices for manure management. A Smithfield representative is part of the NPB’s working group on this issue.

The proponent refers to a 2006 United Nation’s report which estimates that 18% of greenhouse gas emissions are generated by livestock production. However, in this same report, the UN also concluded that about 75% of agricultural GHG emissions come from developing countries due to deforestation and converting rain forests and other lands to grow crops or pasture. Additionally, the Environmental Protection Agency has estimated that pork production contributes only a small fraction of U.S. greenhouse gas emissions. According to a report published by the EPA in 2007, only 2.8 percent of GHG emissions in the United States come from animal agriculture, and pork production contributed even less – 0.33 percent of total U.S. GHG emissions.

Despite the U.S. pork industry’s relatively small contributions to overall GHG emissions, we are committed to making additional improvements regarding the impact of our operations on the environment. Our new energy target to reduce energy use by 10% below fiscal 2008 levels is expected (and intended) to generate a proportional reduction in GHG emissions. We have targeted energy, rather than GHGs, as this is a metric that is regularly tracked within our operations and provides a better tracking method for our operations personnel. However, the proposal asks that the Company adopt quantitative goals for reducing total greenhouse gas emissions from our operations. Establishing such comprehensive goals is not practical given the current limitations on tracking GHG emissions from entire farms. We intend to revisit this issue once the NPB study is completed.

Therefore, the Board does not believe that this proposal is in the best interest of the Company.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at our 2011 Annual Meeting must be received by Michael H. Cole, our Secretary, for inclusion in our proxy statement and form of proxy relating to that meeting by April 4, 2011 at the address listed below. Shareholders should refer to the Securities and Exchange Commission rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

Other Shareholder Proposals

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia, 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice of such intent to Michael H. Cole, our Secretary, by delivery or by mail at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2011 Annual Meeting must be received (i) on or after May 1, 2011 and before June 1, 2011 if the annual meeting is to be held during the months of August and September, 2011 or (ii) with respect to any other annual meeting or special meeting for which the Board of Directors gives notice that directors are to be elected, the close of business on the tenth day following the date of public disclosure of the date of that meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of our directors, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in our proxy statement for such meeting) must give timely written notice of such intent to Michael H. Cole, our Secretary, at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2011 Annual Meeting must be received: (i) on or after May 1, 2011 and before June 1, 2011 if the annual meeting is to be held during the months of August and September, 2011; or (ii) with respect to any other annual meeting, the close of business on the tenth day following the date of public disclosure of the date of that annual meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in our proxy statement for the 2011 Annual Meeting, the persons named in the Board’s proxy for the 2011 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 2, 2010, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED

UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 1, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended May 2, 2010 are available at http://www.edcoumentview.com/SFD.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

August 2, 2010

Smithfield

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

0180PE

1 U PX +

Annual Meeting Proxy Card

.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears herein. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

B Non-Voting Items

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2, and

AGAINST Proposals 3 and 4.

For Against Abstain

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST &

YOUNG LLP as the Company’s independent auditors for the

fiscal year ending May 1, 2011.

For Against Abstain

3. SHAREHOLDER PROPOSAL urging the board to issue a

statement to Butterball regarding the phase-in of controlledatmosphere killing.

Change of Address — Please print new address below.

01—Carol T. Crawford 02—John T. Schwieters 03—Melvin O. Wright

1. Election of Directors:

4. SHAREHOLDER PROPOSAL requesting the Company to adopt

quantitative goals for reducing greenhouse gas emissions.

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

For Against Abstain For Against Abstain For Against Abstain

NNNNNNNNNNNN

NNNNNNNNNNNNNNN

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

NNNNNNN 0 2 6 1 6 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN

C 1234567890 J N T

C123456789

1234 5678 9012 345

Admission Ticket

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

2:00 a.m., Eastern Time, on September 1, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/SFD

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Smithfield

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Larry Pope and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common

Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on September 1, 2010 or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF

NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR”

PROPOSAL 2, “AGAINST” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card by using the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 1, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the

Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended May 2, 2010 are available at http://www.edocumentview.com/SFD.

.

Proxy — SMITHFIELD FOODS, INC.

2010 ADMISSION TICKET

Smithfield Foods, Inc.

2010 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, September 1, 2010

2:00 p.m.

Williamsburg Lodge

310 South England Street

Williamsburg, Virginia 23185

THIS TICKET WILL ADMIT TWO PERSONS

THIS TICKET IS NON-TRANSFERABLE

PLEASE HAVE PHOTO IDENTIFICATION READY

Driving Instructions to Williamsburg

From Interstate 64, take exit 238 onto Route 143 East. Follow

Route 143 to the second traffic light and bear right onto Route 132

(Henry Street). Continue on Henry Street through the Historic

Area. In the third traffic light, turn left onto Francis Street. Turn right on the second street (South England); the Lodge is

immediately on the right. There is a parking lot on the left, across the street from the Lodge. If that parking lot is full, continue down

South England Street and turn right at the next street (Newport

Avenue). Take the very next right into the parking garage, which is located underneath Tazewell Hall.

Street Address: Williamsburg Lodge, 310 South England Street,

Williamsburg, VA 23185

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._